SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Dow Chemical Company

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The Dow Chemical Company

Midland, Michigan 48674

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 12, 2011 AT 10:00 A.M. EDT

March 25, 2011

Dear Stockholder of The Dow Chemical Company:

We are pleased to invite you to the Annual Meeting of Stockholders of The Dow Chemical Company (the “Meeting”) to be held on Thursday, May 12, 2011, at 10:00 a.m. Eastern Daylight Time, at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. A map is printed on the back page of this Proxy Statement and is also included on your admittance ticket. At the Meeting, stockholders will vote on the following matters either by proxy or in person:

•	Election of the thirteen Directors named in the attached Proxy Statement.

•	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2011.

•	Two management proposals regarding an Advisory Vote on Executive Compensation and the Frequency of Future Advisory Votes on Executive Compensation.

•	One proposal submitted by a stockholder, if properly presented.

•	Transaction of any other business as may properly come before the Meeting.

Your vote is important. Whether or not you plan on attending the Meeting, please vote your shares as soon as possible on the Internet, by telephone or by mail. Your Board of Directors has set the close of business on March 14, 2011, as the record date for determining stockholders who are entitled to receive notice of the Meeting and any adjournment, and who are entitled to vote. A list of stockholders entitled to vote shall be open to any stockholder for any purpose relevant to the Meeting for ten days before the Meeting, during normal business hours, at the Office of the Corporate Secretary, 2030 Dow Center, Midland, Michigan.

A ticket of admission or proof of stock ownership is necessary to attend the Meeting. A ticket is included with your proxy material. Stockholders with registered accounts or who are in the Dividend Reinvestment Program or employees’ savings plans should check the box on the voting form if attending in person. Other stockholders holding stock in nominee name or beneficially through a bank or broker (in “street name”) need only bring their ticket of admission. Street name holders without tickets will need proof of record date ownership for admission to the Meeting, such as a March 2011 brokerage statement or letter from the bank or broker. Questions may be directed to 877-227-3294 (a toll-free telephone number in the United States and Canada) or 989-636-1792, or faxed to 989-638-1740.

Since seating is limited, the Board has established the rule that only stockholders or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms) may attend. Proxy holders are asked to present their credentials in the lobby before the Meeting begins. If you are unable to attend the Meeting, please listen to the live audio webcast at the time of the Meeting, or the audio replay after the event, at www.DowGovernance.com.

Thank you for your continued support and your interest in The Dow Chemical Company.

Charles J. Kalil

Executive Vice President,

General Counsel and Corporate Secretary

®™ Trademark of The Dow Chemical Company

2011 ANNUAL MEETING OF STOCKHOLDERS

THE DOW CHEMICAL COMPANY

Notice of the Annual Meeting and Proxy Statement

This Proxy Statement is issued in connection with the 2011 Annual Meeting of

Stockholders of The Dow Chemical Company to be held on May 12, 2011.

2011 DOW PROXY STATEMENT	3

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON

THURSDAY, MAY 12, 2011 AT 10:00 A.M. EDT

The 2011 Proxy Statement and 2010 Annual Report (with Form 10-K)

are available at https://materials.proxyvote.com/260543

VOTING PROCEDURES

In the following pages of this Proxy Statement, you will find information on your Board of Directors, the candidates for election to the Board, and four other agenda items to be voted upon at the Annual Meeting of Stockholders (the “Meeting”) and any adjournment or postponement of that Meeting. The background information in this Proxy Statement has been supplied to you at the request of the Board of Directors to help you decide how to vote and to provide information on the Company’s corporate governance and compensation practices. References in this document to the Company and Dow mean The Dow Chemical Company. This Proxy Statement is first being distributed to stockholders on or about March 25, 2011.

Vote Your Shares in Advance

The enclosed voting form will help you cast your vote on the Internet, by telephone or by mail. Your shares will be voted if the voting form is properly executed and received by the independent Inspector of Election prior to the Meeting. If no specific choices are made by you when you execute your voting form, as explained on the form, your shares will be voted as recommended by your Board of Directors.

You may revoke your voting proxy at any time before its use at the Meeting by sending a written revocation, by submitting another proxy on a later date, or by attending the Meeting and voting in person. No matter which voting method you choose, however, you should not vote any single account more than once unless you wish to change your vote. Be sure to submit votes for each separate account in which you hold Dow shares.

Confidential Voting

The Company has a long-standing policy of vote confidentiality. Proxies and ballots of all stockholders are kept confidential from the Company’s management and Board unless disclosure is required by law and in other limited circumstances. The policy further provides that employees may confidentially vote their shares of Company stock held by the Company’s employees’ savings plans, and requires the appointment of an independent tabulator and inspector of election for the Meeting.

Dividend Reinvestment Program Shares and Employees’ Savings Plans Shares

If you are enrolled in the Dividend Reinvestment Program (“DRP”), the shares of common stock owned on the record date by you directly, plus all shares of common stock held for you in the DRP, will appear together on a single voting form. The DRP administrator, BNY Mellon Shareowner Services, will vote all shares of stock held in your DRP account as directed by you only if you return your proxy form. If no specific instruction is given on an executed proxy form, the DRP administrator will vote as recommended by your Board of Directors.

Participants in various employees’ savings plans, including The Dow Chemical Company Employees’ Savings Plan (each a “Plan” or the “Plans”), will receive, as appropriate, a confidential voting instruction form. Your executed form will provide voting instructions to the respective Plan Trustee. If no instructions are provided, the Trustees will vote the respective Plan shares according to the provisions of each Plan.

To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by 11:59 p.m. Eastern Time on May 9, 2011.

Dow Shares Outstanding and Quorum

At the close of business on the record date, March 14, 2011, there were 1,173,246,201 shares of Dow Common Stock outstanding and entitled to vote. Each share of common stock is entitled to one vote. There were 4,000,000 shares of Series A Cumulative Convertible Perpetual Preferred Stock outstanding; however, no such shares of preferred stock outstanding as of the record date are entitled to vote. A majority of the outstanding shares of common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Meeting. Broker non-votes occur when a person holding shares in street name, meaning through a brokerage firm, does not provide instructions as to how to vote their shares and the broker is not permitted to exercise voting discretion.

4	2011 DOW PROXY STATEMENT

Proxies on Behalf of the Dow Board

The enclosed voting form is being solicited by your Board of Directors to provide an opportunity to all stockholders of record to vote on agenda items, whether or not the stockholders are able to attend the Meeting or an adjournment or postponement thereof. Proxies on behalf of the Board may be solicited in person, by mail, by telephone or by electronic communication by Dow officers and employees. The proxy representatives of the Board of Directors will not be specially compensated for their services in this regard.

Dow has retained D. F. King & Co., Inc. to aid in the solicitation of stockholders (primarily brokers, banks and other institutional investors) for an estimated fee of $25,000, plus out-of-pocket expenses. Arrangements have been made with brokerage houses, nominees and other custodians and fiduciaries to send materials to their principals, and their reasonable expenses will be reimbursed on request. The cost of solicitation will be borne by the Company.

VOTING PROCEDURES (continued)

2011 DOW PROXY STATEMENT	5

Agenda Item 1

CANDIDATES FOR ELECTION AS DIRECTOR

In accordance with the recommendation of the Governance Committee, the Board of Directors has nominated Arnold A. Allemang, Jacqueline K. Barton, James A. Bell, Jeff M. Fettig, Barbara H. Franklin, Jennifer M. Granholm, John B. Hess, Andrew N. Liveris, Paul Polman, Dennis H. Reilley, James M. Ringler, Ruth G. Shaw and Paul G. Stern for election as Directors, to serve for a one-year term that expires at the Annual Meeting in 2012, and until their successors are elected and qualified.

Each nominee is currently serving as a Director and each has consented to serve for the new term. Director Jennifer Granholm joined the Board following the 2010 Annual Meeting. Governor Granholm was identified and recommended for nomination as a Director by the Chairman and several independent Directors. All other nominees have previously been elected as Directors by the Company’s stockholders. Information in the biographies below is current as of March 24, 2011. Please see pages 14 to 16 for additional information on “Director Qualifications and Diversity.”

The Board of Directors unanimously recommends a vote FOR the election of ALL of these nominees as Directors.

The Company’s Bylaws prescribe the voting standard for election of Directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of Directors to be elected. Under this standard, a nominee must receive more “for” than “against” votes to be elected. Abstentions and broker non-votes are not included. Under the Company’s Corporate Governance Guidelines, if a nominee who already serves as a director is not elected, that nominee shall offer to tender his or her resignation to the Board. The Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will publicly disclose its decision regarding whether to accept or reject the resignation. As explained on the accompanying proxy, it is the intention of the persons named as proxies to vote executed proxies “for” the candidates nominated by the Board unless voting instructions are provided. If something unanticipated should occur prior to the Annual Meeting making it impossible for one or more of the candidates to serve as a Director, votes will be cast in the best judgment of the persons authorized as proxies.

The New York Stock Exchange rules do not permit brokers discretionary authority to vote in the election of directors. Therefore, if you hold your shares of Company common stock in street name and do not provide voting instructions to your broker, your shares will not be voted in the election of directors. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in this matter. Please follow the instructions set forth in the voting information provided by your bank or broker.

Arnold A. Allemang, 68. Director since 1996.
The Dow Chemical Company – Employee of Dow 1965-2008. Manufacturing General Manager, Dow Benelux N.V.* 1992-1993. Regional Vice President, Manufacturing and Administration, Dow Benelux N.V.* 1993. Vice President, Manufacturing Operations, Dow Europe GmbH* 1993-1995. Dow Vice President and Director of Manufacturing and Engineering 1996-1997. Dow Vice President, Operations 1997-2000. Executive Vice President 2000-2004. Senior Advisor 2004-2008. Member of the Advisory Board for RPM Ventures; the President’s Circle of Sam Houston State University; and the American Chemical Society.

*	A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of March 24, 2011.) Dow Benelux N.V., Dow Chemical Pacific Limited, Dow Europe GmbH and Union Carbide Corporation – all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

6	2011 DOW PROXY STATEMENT

CANDIDATES FOR ELECTION AS DIRECTOR (continued)

Jacqueline K. Barton, 58. Arthur and Marian Hanisch Memorial Professor of Chemistry, Chair, Division of Chemistry and Chemical Engineering, California Institute of Technology. Director since 1993.

California Institute of Technology: Professor of Chemistry 1989 to date, Arthur and Marian Hanisch Memorial Professor of Chemistry 1997 to date. Chair, Division of Chemistry and Chemical Engineering, 2009 to date. Assistant Professor of Chemistry and Biochemistry, Hunter College, City University of New York 1980-1982. Columbia University: Assistant Professor 1983-1985, Associate Professor 1985-1986, Professor of Chemistry and Biological Sciences 1986-1989. Named a MacArthur Foundation Fellow 1991, the American Academy of Arts and Sciences Fellow 1991, the American Philosophical Society Fellow 2000 and National Academy of Sciences member 2002. Named Outstanding Director 2006 by the Outstanding Director Exchange (ODX), Recipient of the Willard Gibbs Award 2006, Recipient of the American Chemical Society (“ACS”) Breslow Award 2003, ACS William H. Nichols Medal Award 1997, Columbia University Medal of Excellence 1992, ACS Garvan Medal 1992, Mayor of New York’s Award in Science and Technology 1988, ACS Award in Pure Chemistry 1988 and the Alan T. Waterman Award of the National Science Foundation 1985.

Member of the Gilead Sciences Scientific Advisory Board (1989-2008). Former director of GeneOhm Sciences Inc. (2001-2005).

James A. Bell, 62. Executive Vice President, Corporate President and Chief Financial Officer, The Boeing Company. Director since 2005.

The Boeing Company (an aerospace company and manufacturer of commercial jetliners and military aircraft) – Executive Vice President, Corporate President and Chief Financial Officer, 2008 to date; Executive Vice President, Finance and Chief Financial Officer 2003-2008; Senior Vice President of Finance and Corporate Controller 2000-2003. Previous positions include Vice President of Contracts and Pricing for Boeing Space and Communications 1996-2000; Director of Business Management of the Space Station Electric Power System at Boeing Rocketdyne unit 1992-1996.

Member of the Board of Directors of The Chicago Urban League. Member of the World Business Chicago, the Chicago Economic Club, and the Commercial Club of Chicago.

Jeff M. Fettig, 54. Chairman and Chief Executive Officer of Whirlpool Corporation. Director since 2003.

Whirlpool Corporation (a manufacturer of home appliances) – Chairman and Chief Executive Officer 2004 to date; President and Chief Operating Officer 1999-2004; Executive Vice President 1994-1999; President, Whirlpool Europe and Asia 1994-1999; Vice President, Group Marketing and Sales, North American Appliance Group 1992-1994; Vice President, Marketing, Philips Whirlpool Appliance Group of Whirlpool Europe B.V. 1990-1992; Vice President, Marketing, KitchenAid Appliance Group 1989-1990; Director, Product Development 1988-1989.

Director of Whirlpool Corporation.

*	A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of March 24, 2011.) Dow Benelux N.V., Dow Chemical Pacific Limited, Dow Europe GmbH and Union Carbide Corporation – all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

2011 DOW PROXY STATEMENT	7

CANDIDATES FOR ELECTION AS DIRECTOR (continued)

Barbara H. Franklin, 71. President and CEO of Barbara Franklin Enterprises and Former U.S. Secretary of Commerce. Director 1980-1992 and 1993 to date.

President and CEO, Barbara Franklin Enterprises, private international consulting firm, 1995 to date. Business consultant 1993-1995. U.S. Secretary of Commerce 1992-1993. President and CEO, Franklin Associates 1984-1992. Senior Fellow, Wharton School, University of Pennsylvania 1979-1988. Commissioner, U.S. Consumer Product Safety Commission 1973-1979. Staff Assistant to the President of the United States 1971-1973. Asst. Vice President, Citibank 1969-1971 and manager in corporate planning, the Singer Company 1964-1970.

President’s Advisory Council for Trade Policy and Negotiations 1982-1986, 1989-1992. Directorship 100, (the most influential people in corporate governance) 2009. Outstanding Director 2003, Outstanding Directors Exchange (ODX). Director of the Year, National Association of Corporate Directors 2000. John J. McCloy Award for contributions to auditing excellence 1992. Woodrow Wilson Award for Public Service 2006. Chairman of the National Association of Corporate Directors. Chairman Emerita of the Economic Club of New York; Director of the U.S.-China Business Council and the Atlantic Council. Member of International Advisory Board of Lafarge. Member Emeritus of the PCAOB Advisory Council.

Director of Aetna, Inc. Trustee of three funds in the American Funds family of mutual funds; Director of JP Morgan Value Opportunities Fund, Inc. Former director of MedImmune, Inc. (1995-2000); GenVec, Inc. (2002-2007); and Milacron, Inc. (1996-2005).

Jennifer M. Granholm, 52. Distinguished Practitioner of Law and Public Policy, University of California, Berkeley and Former Governor of the State of Michigan. Director since 2011.
Distinguished Practitioner of Law and Public Policy, University of California, Berkeley January 2011 to date. Expert Policy Advisor for The Pew Charitable Trusts Clean Energy Policy Campaign March 2011 to date. Governor of the State of Michigan 2002-2010. Attorney General of the State of Michigan 1998-2002. Wayne County Corporation Counsel 1994-1998. Assistant U.S. Attorney 1990-1994.

John B. Hess, 56. Chairman and Chief Executive Officer of Hess Corporation. Director since 2006.

Hess Corporation (a global energy company) – Employee since 1977; Director 1978 to date; Chairman and Chief Executive Officer 1995 to date. Director of National Advisory Board of J.P. Morgan Chase & Co. Member of The Business Council, The National Petroleum Council, The Council of Foreign Relations, Dean’s Advisors of Harvard Business School, Board of Trustees for the Mount Sinai Hospital, Wildlife Conservation Society/NY Zoo, United Cerebral Palsy Research and Educational Foundation, and The New York Public Library. Member of the Board of Directors of Lincoln Center for the Performing Arts. Former member of the Secretary of Energy Advisory Board.

Director of Hess Corporation.

8	2011 DOW PROXY STATEMENT

CANDIDATES FOR ELECTION AS DIRECTOR (continued)

Andrew N. Liveris, 56. Dow President, Chief Executive Officer and Chairman. Director since 2004.

Employee of Dow since 1976. General manager of Dow’s Thailand operations 1989-1992. Group business director for Emulsion Polymers and New Ventures 1992-1993. General manager of Dow’s start-up businesses in Environmental Services 1993-1994. Vice President of Dow’s start-up businesses in Environmental Services 1994-1995. President of Dow Chemical Pacific Limited* 1995-1998. Vice President of Specialty Chemicals 1998-2000. Business Group President for Performance Chemicals 2000-2003. President and Chief Operating Officer 2003-2004. President and Chief Executive Officer 2004 to date and Chairman 2006 to date.

Chairman of the International Council of Chemical Associations; Vice Chairman of the U.S. Business Council; Past Chairman of the U.S.-China Business Council and American Chemistry Council. Member of the President’s Export Council, the American Australian Association, the Business Roundtable, the U.S.-India CEO Forum and the Peterson Institute for International Economics. Member of the Board of Trustees of Tufts University.

Director of International Business Machines Corporation and Citigroup, Inc. (2005 - April 2011).

Paul Polman, 54. Chief Executive Officer of Unilever PLC and Unilever N.V. Director since 2010.

Unilever PLC and Unilever N.V. (a provider of nutrition, hygiene and personal care products) – Chief Executive Officer January 2009 to date. Nestlé S.A. (a worldwide food company) – Executive Vice President of America, Canada, Latin America, Caribbean January 2008-September 2008; Chief Financial Officer 2006-2008. The Procter & Gamble Company (a provider of consumer, pharmaceutical cleaning, personal care and pet products) – Group President Europe 2001-2006; Vice President and Managing Director UK 1995-1998; Vice President & General Manager Iberia 1989-1995; Category Manager & Marketing Director France 1986-1989; Finance assignments leading to Associate Finance Director 1979-1986. CFO of the Year 2007, Investor Magazine; Carl Lindner Award 2006, University of Cincinnati; WSJ/CNBC European Business Leader of the Year 2003. President of the Kilimanjaro Blindtrust/Chair of Perkins International Advisory Board. Member: European Round Table, International Business Council of WEF, Swiss American Chamber of Commerce and World Business Council for Sustainable Development. Honorary degrees from Universities of Northumbria, UK in 2000 and University of Cincinnati in 2009.

Director of Unilever PLC and Unilever N.V. Former director of Alcon (2006-2008).

Dennis H. Reilley, 58. Former Non-Executive Chairman of Covidien, Ltd. Director since 2007.

Covidien, Ltd. (a provider of healthcare products) – Non-Executive Chairman, April 2007 to November 2008; Board member, April 2007 to date. Praxair, Inc. (a provider of gases and coatings) – Chairman 2000-2007; President and Chief Executive Officer 2000-2006. E.I. DuPont de Nemours & Co. – Executive Vice President and Chief Operating Officer 1999-2000; Executive Vice President 1997-1999; Vice President and general manager, Lycra business 1996-1997; Vice President and general manager, specialty chemicals business 1994-1995; Vice President and general manager, titanium dioxide business 1990-1994. Prior to 1989, held various senior executive positions with Conoco. Former Director of the Conservation Fund. Former Chairman of the American Chemistry Council.

Director of Covidien, Ltd., H.J. Heinz Company and Marathon Oil Company. Former director of Entergy Corporation (1999-2005) and Praxair, Inc. (2000-2007).

2011 DOW PROXY STATEMENT	9

CANDIDATES FOR ELECTION AS DIRECTOR (continued)

James M. Ringler, 65. Chairman of Teradata Corporation. Director since 2001.

Teradata Corporation (a provider of database software, data warehousing and analytics) – Chairman, October 2007 to date. NCR Corporation (a producer of automated teller machines and point of sale devices) – Director and Chairman 2005-2007. Union Carbide Corporation* – Director 1996-2001. Illinois Tool Works, Inc. – (following its merger with Premark International, Inc.), Vice Chairman 1999-2004. Premark International, Inc. – Chairman 1997-1999; Director 1990-1999; Chief Executive Officer 1996-1999; President and Chief Operating Officer 1992-1996; Executive Vice-President 1990-1992. Tappan Company – President and Chief Operating Officer 1982-1986; White Consolidated Industries’ Major Appliance Group – President 1986-1990 (both subsidiaries of Electrolux AB).

Director of Teradata Corporation, Autoliv Inc., Corn Products International, Inc., John Bean Technologies Corporation and FMC Technologies, Inc. Former director of NCR Corporation (2005-2007), Union Carbide Corporation (1996-2001), Premark International (1990-1999), Illinois Tool Works, Inc. (1999-2004).

Ruth G. Shaw, 62. Former Executive Advisor of Duke Energy Corporation. Director since 2005.

Duke Energy Corporation (a provider of electricity and natural gas) – Executive Advisor, October 2006 to May 2008, Group Executive, Public Policy and President, Duke Nuclear, April 2006 to October 2006; President and Chief Executive Officer, Duke Power Company 2003-2006; Executive Vice President and Chief Administrative Officer 1997-2003; President of The Duke Energy Foundation 1994-2003; Senior Vice President, Corporate Resources 1994-1997; Vice President, Corporate Communications 1992-1994. President, Central Piedmont Community College, Charlotte, NC 1986-1992. President, El Centro College, Dallas, TX 1984-1986. Chair, Foundation Board of Trustees for the University of North Carolina at Charlotte: Carolina Thread Trail Governing Board. Board of visitors at the Duke University Nicholas School of the Environment. Director, Foundation for the Carolinas. Director, ecoAmerica.

Director of DTE Energy. Former director of MedCath Corporation (2003-2005) and Wachovia Corporation (1990-2008).

Paul G. Stern, 72. Chairman of Claris Capital. Director since 1992. Presiding Director since May 2006.

Chairman of Claris Capital (an asset acquisition and management advisor) 2004 to date. Co-founder and General Partner of Arlington Capital Partners in 1999 and co-founder of Thayer Capital Partners in 1995. Special partner at Forstmann Little & Co. 1993-1995. Northern Telecom Limited – Chairman of the Board 1990-1993, Chief Executive Officer 1990-1993, Vice Chairman and Chief Executive Officer 1989-1990, Director 1988-1993. President, Unisys Corporation (formerly Burroughs Corporation) 1982-1987. Board member, Business Executives for National Security. Non-Executive Chairman, Claris Holdings LLC, and Council on Foreign Relations. Member of the Potomac Officers Club. Chairman of the Board of the National Symphony Orchestra.

Director of Whirlpool Corporation. Former director of ManTech International Corporation (2004-2007).

*	A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of March 24, 2011.) Dow Benelux N.V., Dow Chemical Pacific Limited, Dow Europe GmbH and Union Carbide Corporation – all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

10	2011 DOW PROXY STATEMENT

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines which are available at www.DowGovernance.com. Stockholders may receive a printed copy of the Corporate Governance Guidelines without charge by contacting the Office of the Corporate Secretary.* These Guidelines were adopted by the Board of Directors in order to set forth key areas of importance in Dow corporate governance.

The Board of Directors

The ultimate authority to oversee the business of The Dow Chemical Company rests with the Board of Directors. The role of the Board is to effectively govern the affairs of the Company for the benefit of its stockholders and, to the extent appropriate under Delaware corporation law, other constituencies including employees, customers, suppliers and communities in which it does business. Among other duties, the Board appoints the Company’s officers, assigns to them responsibility for management of the Company’s operations, and reviews their performance.

Director Independence

The Board has assessed the independence of each non-employee Director based upon the Company’s Director independence standards listed on the Company’s corporate governance website (www.DowGovernance.com). These standards incorporate the criteria in the listing standards of the New York Stock Exchange, as currently in effect, as well as additional, more stringent criteria established by the Board. Based upon these standards, the Board has determined that the following eleven members of the Board are independent: Directors Barton, Bell, Fettig, Franklin, Granholm, Hess, Polman, Reilley, Ringler, Shaw and Stern. These independent Directors constitute a substantial majority of the Board, consistent with Board policy. No independent Director left the Board in 2010.

When assessing independence, the Governance Committee and the Board consider all relationships between the Directors and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Company screens for such relationships using an annual Directors and Officers Questionnaire that requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Given the large size of our Company and its diverse commercial and geographic markets, there are times when Dow sells products to, or purchases products or services from, other companies for which Dow Directors serve as executive officers or directors. The Governance Committee and the Board took into account the fact that Messrs. Bell, Fettig, Hess and Polman served as executive officers during each of the past three years of entities with which Dow made purchases or sales. All such purchases and sales were made at arms-length, commercial terms, and the Directors did not personally benefit from such transactions. In all instances, the extent of business represented significantly less than 2% of Dow’s and the other entity’s revenues.

Board Leadership Structure

Since 2006, Andrew N. Liveris has served as the Chairman, Chief Executive Officer, and President of the Company, and Paul G. Stern has served as the Presiding Director.

The Board recognizes that the leadership structure and combination or separation of the CEO and Chairman roles is driven by the needs of the Company at any point in time. The leadership structure at the Company has varied over time and has included combined roles, election of a presiding director, separation of roles, and other transition arrangements for succession planning. As a result, no policy exists requiring combination or separation of leadership roles and the Company’s governing documents do not mandate a particular structure. This has allowed the Board the flexibility to establish the most appropriate structure for the Company at any given time.

The Board has determined that the Company and its stockholders are currently best served by having one person serve as Chairman and CEO as it allows for a bridge between the Board and management and provides critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges. Mr. Liveris’ service as Chairman facilitates the Board decision-making process because Mr. Liveris has first-hand knowledge of the Company’s operations and the major issues facing the Company, and he chairs the Board meetings where the Board discusses strategic and business issues. Mr. Liveris is the only member of executive management who is also a Director.

As part of the decision to elect Mr. Liveris as Chairman, the independent Directors on the Board have elected Dr. Stern as the Presiding Director with clearly defined leadership authority and responsibilities. Among other responsibilities, the Presiding Director works with the

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2011 DOW PROXY STATEMENT	11

CORPORATE GOVERNANCE (continued)

Chairman to call Board meetings, set the Board agenda and determine the appropriate materials to be provided to the Directors. He leads executive sessions of the Board, facilitates communication between the Board and management, and serves as focal point for stockholder communications addressed to independent Directors. The Presiding Director may retain outside professionals on behalf of the Board as the Board may determine is necessary and appropriate. Contact information for the Presiding Director is shown below under “Communication with Directors”.

The election of Mr. Liveris as both Chairman and CEO promotes unified leadership and direction for the Board and executive management. The appointment of the Presiding Director and the use of executive sessions of the Board, along with the Board’s strong committee system and substantial majority of independent Directors, allows the Board to maintain effective risk oversight and provides that independent Directors oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors, and the development and implementation of our corporate governance programs.

The Company’s Corporate Governance Guidelines provide that non-employee Directors should not be nominated for election to the Board following their 72nd birthday. Dr. Stern is a current Director who is being nominated for election to the Board at the 2011 Annual Meeting, although he has already reached age 72. Dr. Stern has been a Director since 1992 and has demonstrated tremendous energy and commitment to the Company. In addition to serving as Presiding Director since 2006, he has served on all of the committees of the Board. He currently is a member and former chair of the Audit Committee and chair of the Governance Committee. He has also previously been a member of the Company’s Compensation and Leadership Development Committee and the Environment, Health and Safety Committee. Dr. Stern’s extensive knowledge and understanding of the Company and its industry, issues, and senior management are critical to the Board and the stockholders as the Company completes the implementation of its transformational strategy. An additional one year term also allows for a transition to a new Presiding Director. The Board has determined that the current needs of the Board warrant the nomination of Dr. Stern to stand for election for a single additional one-year term as a Director.

Risk Oversight

The Board of Directors is responsible for overseeing the overall risk management process at the Company. Risk management is considered a strategic activity within the Company and responsibility for managing risk rests with executive management while the Committees of the Board and the Board as a whole participate in the oversight of the process. Specifically, the Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate and business plan and each Board Committee is responsible for oversight of specific risk areas relevant to the Committee charters.

The oversight responsibility of the Board and Committees is enabled by an enterprise risk management model and process implemented by management that is designed to identify, assess, manage and mitigate risks. The Audit Committee is responsible for overseeing that management implements and follows this risk management process and for coordinating the outcome of reviews by the other Committees in their respective risk areas. In addition, the enterprise risk management model and process are reviewed with the Board of Directors annually and the Board recognizes that risk management and oversight is a dynamic and continuous process.

The strategic plan and critical issues and opportunities are presented to the Board each year by senior management. Throughout the year, management reviews any critical issues and actual results compared to plan with the Board and relevant Committees. Members of executive management are also available to discuss the Company’s strategy, plans, results and issues with the Committees and the Board, and regularly attend such meetings to provide periodic briefings and access. In addition, as noted in the Audit Committee Report on page 53, the Audit Committee regularly meets in executive sessions with members of management, including separate sessions with the independent registered public accounting firm, the internal auditor and general counsel.

As a specific example of its risk oversight activities, the Compensation and Leadership Development Committee reviewed the Company’s compensation policies and practices for all employees and determined that the Company’s incentive compensation programs are not reasonably likely to have a material adverse effect on the Company. To make this determination, the Company completed a global inventory of incentive compensation plans and policies and prepared an evaluation of the practices and policies which was reviewed with the Compensation and Leadership Development Committee. The Committee noted that several of the Company’s incentive plans have features that mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, use of reported performance measures, the Committee’s discretion in incentive payment levels, a balanced mix of long-term incentive vehicles, significant stockownership guidelines, and the Company’s compensation recovery policy.

12	2011 DOW PROXY STATEMENT

CORPORATE GOVERNANCE (continued)

Communication with Directors

Stockholders and other interested parties may communicate directly with the full Board, the Presiding Director, the non-management Directors as a group, or with specified individual Directors by any of several methods. These methods of communication include mail addressed to The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, and the “Contact Us” feature of Dow’s corporate governance website at www.DowGovernance.com. The Presiding Director and other non-management Directors may also be contacted by email addressed to PresidingDirector@Dow.com. Please specify the intended recipient(s) of your letter or electronic message. Communications will be distributed to any or all Directors as appropriate depending upon the individual communication. However, the Directors have requested that communications that do not directly relate to their duties and responsibilities as Directors of the Company be excluded from distribution and deleted from email that they access directly. Such excluded items include “spam;” advertisements; mass mailings; form letters and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; surveys; and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will also be screened for omission by the Office of the Corporate Secretary. Any omitted or deleted communication will be made available to any Director upon request.

Board and Committee Meetings; Annual Meeting Attendance

The Federal securities laws require companies to report whether any Director attended fewer than 75% of the sum of the total number of Board meetings and the total number of meetings of the Board Committees on which the Director served during the past year (“attendance threshold”).

There were seven Board meetings in 2010 and 26 formal Board committee meetings. All of the Directors exceeded the attendance threshold, and all had 100% attendance at the six regularly scheduled Board meetings. The Directors are encouraged to attend all Annual Meetings of Stockholders, and in 2010 all Directors attended.

Executive Sessions of Directors

The non-management Directors meet in executive session, chaired by the Presiding Director (currently Dr. Stern), in connection with each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. In 2010, there were seven executive sessions of the Board of Directors. The Audit, Compensation and Leadership Development, and Governance Committees of the Board typically meet in executive session in connection with every Committee meeting.

Board Committees

Board Committees perform many important functions. The responsibilities of each Committee are stated in the Bylaws and in their respective Committee charters, which are available at www.DowGovernance.com. Stockholders may receive a printed copy of the Committee charters without charge by contacting the Office of the Corporate Secretary.* The Board, upon the recommendation of the Governance Committee, elects members to each Committee and has the authority to change Committee chairs, memberships and the responsibilities of any Committee. A brief description of the current standing Board Committees follows, with memberships listed as of March 14, 2011, the record date for the Meeting. The Audit Committee, Compensation and Leadership Development Committee, and Governance Committee are comprised entirely of independent Directors who meet the applicable independence requirements of the New York Stock Exchange, the U.S. Securities and Exchange Commission (as applicable) and the Company.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2011 DOW PROXY STATEMENT	13

CORPORATE GOVERNANCE (continued)

Standing Committee and Function	Chair and Members		Meetings in 2010
Audit Committee	B. H. Franklin, Chair		13

Oversees the quality and integrity of the financial statements of the Company; the qualifications, independence and performance of the independent auditors; and the Company’s system of disclosure controls and procedures and system of internal control over financial reporting. Has oversight responsibility for the performance of the Company’s internal audit function and compliance with legal and regulatory requirements. A more complete description of the duties of the Committee is contained in the Audit Committee charter available at www.DowGovernance.com.

	J. A. Bell J. M. Fettig	J. M. Ringler P. G. Stern
Compensation and Leadership Development Committee	D. H. Reilley, Chair		6

Assists the Board in meeting its responsibilities relating to the compensation of the Company’s Chief Executive Officer and other senior executives in a manner consistent with and in support of the business objectives of the Company, competitive practice and applicable standards. A more complete description of the duties of the Committee is contained in the Compensation and Leadership Development Committee charter available at www.DowGovernance.com.

	J. K. Barton J. B. Hess	P. Polman R. G. Shaw
Environment, Health and Safety Committee	J. K. Barton, Chair		3

Assists the Board in fulfilling its oversight responsibilities by assessing the effectiveness of environment, health and safety programs and initiatives that support the environment, health and safety policy of the Company, and by advising the Board on matters impacting corporate citizenship and Dow’s public reputation. A more complete description of the duties of the Committee is contained in the Environment, Health and Safety Committee charter available at www.DowGovernance.com.

	A. A. Allemang A. N. Liveris P. Polman	D. H. Reilley J. M. Ringler R. G. Shaw
Governance Committee	P. G. Stern, Chair		4

Assists the Board on all matters relating to the selection, qualification, and compensation of members of the Board, as well as any other matters relating to the duties of Board members. Acts as a nominating committee with respect to candidates for Directors and makes recommendations to the Board concerning the size, structure and committees of the Board. Assists the Board with oversight of governance matters. A more complete description of the duties of the Committee is contained in the Governance Committee charter available at www.DowGovernance.com.

	J. A. Bell J. M. Fettig	B. H. Franklin

14	2011 DOW PROXY STATEMENT

CORPORATE GOVERNANCE (continued)

Board of Directors’ Terms

Dow’s Restated Certificate of Incorporation provides that all Directors stand for election at each Annual Meeting of Stockholders.

Director Qualifications and Diversity

There are certain minimum qualifications for Board membership that Director candidates should possess, including strong values and discipline, high ethical standards, a commitment to full participation on the Board and its Committees, relevant career experience, and a commitment to ethnic, racial and gender diversity. The Governance Committee has adopted guidelines to be used in evaluating candidates for Board membership in order to ensure a diverse and highly qualified Board of Directors. In addition to the characteristics mentioned above, the guidelines provide that candidates should possess individual skills, experience and demonstrated abilities that help meet the current needs of the Board and provide for diversity of membership, such as experience or expertise in some of the following areas: the chemical industry, global business, science and technology, finance and/or economics, corporate governance, public affairs, government affairs, and experience as chief executive officer, chief operating officer or chief financial officer of a major company. Other factors that are considered include independence of thought, willingness to comply with Director stock ownership guidelines, meeting applicable Director independence standards (where independence is desired) and absence of conflicts of interest. The Governance Committee may modify the minimum qualifications and evaluation guidelines from time to time as it deems appropriate. These guidelines for Director qualifications are included in Dow’s Corporate Governance Guidelines, available at www.DowGovernance.com.

The guidelines for Director qualifications provide that a commitment to diversity is a consideration in the identification and nomination of Director candidates. The Governance Committee and the full Board implement and assess the effectiveness of these guidelines and the commitment to diversity by referring to these guidelines in the review and discussion of Board candidates when assessing the composition of the Board and by including questions regarding the diversity of the Board membership in the Board’s annual self-evaluations.

The Governance Committee and the Board believe that the qualifications, skills and attributes set forth generally above for all Directors and more specifically below for each of the Directors, support the conclusion that these individuals are qualified to serve as Directors of the Company and collectively possess a variety of skills, professional experience, and diversity of backgrounds allowing them to effectively oversee the Company’s business. As noted below, the Directors have a diverse combination of the following background and qualifications: leadership experience (including current and former chief executive officer, chief financial officer and other senior executive management positions) at major domestic and foreign companies with global operations in a variety of relevant fields and industries; experience on other public company boards (including chair positions); board or other significant experience with academic, research and philanthropic institutions and trade and industry organizations; and prior government or public policy experience. The Governance Committee and Board have determined that all of the Directors meet the personal and professional qualifications identified in this section and the list below highlights several of these key attributes as they apply to the individual Directors that support the conclusion that these individuals are highly qualified to serve on the Company’s Board of Directors. Please see pages 5 to 9 for the complete biographies for each of the nominees.

A.A. Allemang

•	diverse global business leadership experience in various executive management and advisory positions with The Dow Chemical Company providing first-hand knowledge of the Company

•	extensive experience and knowledge in chemical industry manufacturing and engineering

•	active involvement with major business and industry organizations including the American Chemical Society which contributes to understanding and addressing issues at the Company

J.K. Barton

•	leadership experience as Chair of the Division of Chemistry and Chemical Engineering of California Institute of Technology

•

leadership, research, and teaching experience through positions at leading research universities including California Institute of Technology, Columbia University, and Hunter College-City University of New York which is particularly important given the Company’s research and innovation focus

•

active involvement with major science and technology organizations including the National Academy of Sciences and the American Chemical Society which contributes to understanding and addressing issues at the Company

2011 DOW PROXY STATEMENT	15

CORPORATE GOVERNANCE (continued)

J.A. Bell

•	global business and leadership experience as Chief Financial Officer of The Boeing Company

•	finance and accounting expertise including experience with and direct involvement and supervision in the preparation of financial statements and risk management

•

active involvement with major business and public policy organizations including World Business Chicago, the Chicago Economic Club, and the Commercial Club of Chicago which contributes to understanding and addressing issues at the Company

J.M. Fettig

•	global business and leadership experience as Chairman and Chief Executive Officer of Whirlpool Corporation

•

extensive experience and knowledge of international business operations, manufacturing, marketing, sales and distribution which is particularly important given the global presence and nature of the operations of the Company

•	extensive experience and knowledge of consumer dynamics, branded consumer products, and end-user markets and servicing relevant to the business operations and focus of the Company

B.H. Franklin

•	high level U.S. Government experience and leadership (former U.S. Secretary of Commerce, former Commissioner U.S. Consumer Product Safety Commission and former White House Assistant)

•

extensive public company board experience on 14 boards and currently as a director of Aetna, Inc.; Chair of National Association of Corporate Directors; recognized expertise and leadership in corporate governance, auditing, and financial reporting

•

active involvement with major business and international organizations including the Economic Club of New York (Chair Emerita), director of U.S.-China Business Council, Atlantic Council, Committee for Economic Development, and the Council on Foreign Relations which contributes to understanding and addressing issues at the Company

J. M. Granholm

•	State and federal government experience and leadership (former Governor and Attorney General of the State of Michigan and former U.S. Assistant Attorney)

•	Extensive public policy experience and affiliations particularly in manufacturing and clean energy sector

•	Research and teaching experience through position at University of California, Berkeley

J.B. Hess

•	global business and leadership experience as Chairman and Chief Executive Officer of Hess Corporation

•

extensive experience and knowledge of international business operations and energy, petroleum and petrochemical industries which is particularly important given the global presence and nature of the operations of the Company

•

active involvement with major business and public policy organizations including The Business Council, The National Petroleum Council and The Council of Foreign Relations which contributes to understanding and addressing issues at the Company

A.N. Liveris

•	global business and leadership experience as Chairman and Chief Executive Officer of The Dow Chemical Company

•

active involvement with major business, public policy, and international organizations including U.S.-India CEO Forum, the Business Roundtable, U.S. Business Council (Vice Chair), and the President’s Export Council which contributes to understanding and addressing issues at the Company

•

additional public company board experience as a director of Citgroup, Inc. and International Business Machines Corporation and academic institution governance experience as a trustee of Tufts University which provides additional corporate governance and compensation experience and financial expertise

P. Polman

•	global business and leadership experience as Chief Executive Officer of Unilever PLC and Unilever N.V.

•

extensive experience and knowledge of international business operations and global consumer product industries and end uses which is particularly important given the global presence and nature of the operations of the Company

•

active involvement with major trade and public policy and international organizations including the European Round Table, The International Business Council of the World Economic Forum, Swiss American Chamber of Commerce, and the World Business Council for Sustainable Development which contributes to understanding and addressing issues at the Company

D.H. Reilley

•	global business and leadership experience in multiple

16	2011 DOW PROXY STATEMENT

CORPORATE GOVERNANCE (continued)

major corporations including Covidien Ltd. (former non-executive Chairman), Praxair, Inc. (former Chairman, President and Chief Executive Officer), E.I. DuPont de Nemours & Co. (former Chief Operating Officer), and Conoco, Inc., (various managerial and executive positions)

•	extensive experience and knowledge of the global oil, petrochemical and chemical industries which is particularly important given the global presence and nature of the operations of the Company

•

additional public company board experience as a director of Covidien Ltd., H.J. Heinz and Marathon Oil Company which provides additional corporate governance and compensation experience and financial expertise

J.M. Ringler

•	global business and leadership experience as Chairman of Teradata Corporation

•	extensive knowledge and experience in a variety of manufacturing industries which is particularly important given the global presence and nature of the operations of the Company

•

additional public company board experience as a director of Autoliv, Inc., Corn Products International, Inc., John Bean Technologies Corporation, and FMC Technologies, Inc. which provides additional corporate governance and compensation experience and financial expertise

R.G. Shaw

•

global business and leadership experience with Duke Energy Corporation (former Group Executive and Executive Advisor) and Duke Power Company (former President and Chief Executive Officer) and leadership experience at major academic institutions including Central Piedmont Community College (former President) and El Centro College (former President)

•

extensive knowledge of and experience with energy and power industries and markets including nuclear, coal, and natural gas which is particularly important given the global presence and nature of the operations of the Company

•	additional public company board experience as a director of DTE Energy Co. which provides additional corporate governance and compensation experience and financial expertise

P.G. Stern

•	extensive global business and leadership experience through variety of senior leadership positions including
Claris Capital (Chairman), co-founder of Arlington Capital Partners and Thayer Capital Partners, Northern Telecom Limited (former Chairman), and Unisys Corporation (former President)

•

active involvement with major business, public policy and international organizations including Council on Foreign Relations, and Business Executives for National Security which contributes to understanding and addressing issues at the Company

•	additional public company board experience as a director of Whirlpool Corporation which provides additional corporate governance and compensation experience and financial expertise

Recommendations and Nominations for Director

Among the Governance Committee’s most important functions is the selection of Directors. The Committee has a long-standing practice of accepting stockholders’ suggestions of candidates to consider as potential Board members, as part of the Committee’s periodic review of the size and composition of the Board and its Committees. Such recommendations should be sent to the Governance Committee through the Corporate Secretary.*

Under the Company’s Bylaws, stockholders wishing to formally nominate a person for election as a Director at the next Annual Meeting must notify the Corporate Secretary* between November 26, 2011, and January 25, 2012. However, if the annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, to be timely such notice by the stockholder must be so received not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the date on which public disclosure (as defined in the Bylaws) of the annual meeting is first made by the Company. Such notices must comply with the provisions set forth in the Bylaws. A copy of the Bylaws may be found on the Company’s website at www.DowGovernance.com. Alternatively, a copy of the Bylaws will be provided without charge to any stockholder who requests it in writing. Such requests should be addressed to the Corporate Secretary.*

The Governance Committee has adopted a process for identifying new Director candidates. Recommendations may be received by the Committee from various sources, including current or former Directors, a search firm retained by the Committee, stockholders, Company executives, and by self-nomination. The Governance Committee uses the same process to evaluate Director

2011 DOW PROXY STATEMENT	17

CORPORATE GOVERNANCE (continued)

nominees recommended by stockholders as it does to evaluate nominees identified by other sources.

The evaluation of new Director candidates involves several steps, not necessarily taken in any particular order. A preliminary analysis of a nominee involves securing a resume and other background data and comparing this data to the Director attributes mentioned above, as well as to the current needs of the Board for new members including considerations to ensure diversity of membership in accordance with the guidelines identified above. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Candidate information is provided to all Governance Committee members for purposes of discussion and evaluation. If the Committee decides to further evaluate a candidate, interviews are conducted. Other steps may include requesting additional data from the candidate, providing Company background information to the candidate, and determining the candidate’s schedule compatibility with Dow Board and Committee meeting dates.

Code of Business Conduct

All Directors, officers and employees of Dow are expected to be familiar with the Company’s Code of Business Conduct, and to apply it in the daily performance of their Dow responsibilities. The Code of Business Conduct is intended to focus employees, officers and Directors on our corporate values of integrity and respect for people, help them recognize and make informed decisions on ethical issues, help create a culture of the highest ethical and business standards, and provide mechanisms to report unethical conduct. The full text of Dow’s Code of Business Conduct is available at www.DowGovernance.com. Stockholders may receive a printed copy of the Code of Business Conduct without charge by contacting the Office of the Corporate Secretary.*

Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation

The Federal securities laws require public companies to describe any transaction, since the beginning of the last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director and greater than 5% holders of Dow Common

Stock. Companies are also required to describe their policies and procedures for the review, approval or ratification of any related person transaction.

Pursuant to Dow’s Code of Business Conduct, and annual review of Director independence, the Company has had procedures in place to monitor related person transactions for several years. Upon the recommendation of the Governance Committee, the Board of Directors adopted a formal written policy (the “Policy”) on related person transactions on February 15, 2007.

The Governance Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which

(1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year,

(2) the Company is a participant, and

(3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

The Governance Committee is responsible to either approve or disapprove of the entry into the transaction, subject to the exceptions listed below. If advance Committee approval of the transaction is not feasible, then the transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.

The Governance Committee has determined that certain types of transactions shall be deemed to be preapproved by the Committee even if the amount involved will exceed $100,000, including:

(a) employment of executive officers where the officer’s compensation is either reported in the Proxy Statement or would have been reported in the Proxy Statement if the officer was a “named executive officer,” and the Compensation and Leadership Development Committee approved such compensation;

(b) Director compensation where such compensation is reported in the Proxy Statement;

(c) certain transactions with other companies where the related person’s only relationship with the other company is as a director, employee or beneficial owner of less than 10% of that company’s shares, and the aggregate amount

18	2011 DOW PROXY STATEMENT

CORPORATE GOVERNANCE (continued)

involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

(d) certain Company charitable contributions where the related person’s only relationship is as an employee or director of the charitable entity and where the aggregate amount does not exceed the greater of $1 million or 2% of the charitable entity’s total annual receipts;

(e) transactions where all stockholders receive proportional benefits;

(f) transactions involving competitive bids; and

(g) regulated transactions.

As discussed above, the Governance Committee has responsibility for reviewing issues involving director independence and related person transactions using information obtained from Directors’ responses to a questionnaire asking about their relationships with the Company, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain data collected by the Company related to transactions, relationships or arrangements between the Company on the one hand and a director, officer or immediate family member on the other.

As part of its annual independence assessment and review of related person transactions, the Governance Committee reviewed the fact that in 2010 the Company made purchases or sales of products or services in the ordinary course of business with certain entities in which some of our Directors are executive officers or directors. The Governance Committee reviewed such transactions and does not consider the amounts involved in such transactions to be material.

More specifically and as discussed earlier in this Proxy Statement in the section entitled “Director Independence”, the Governance Committee and the Board reviewed these transactions and the fact that Messrs. Bell, Fettig, Hess and Polman served as executive officers during each of the past three years of entities with which Dow made purchases or sales (The Boeing Company, Whirlpool Corporation, Hess Corporation, and Unilever PLC/N.V. respectively). All such purchases and sales were made at arms-length, commercial terms, and the Directors did not personally benefit from such transactions. In all instances, the extent of business represented significantly less than 2% of Dow’s and the other entity’s revenues.

The Company’s Corporate Auditing Department conducts routine audits of various Company departments and locations on a periodic basis. In 2010, the Corporate

Auditing Department performed an audit of the Company’s Customer Events Department. The Customer Events Department is responsible for facilitating marketing and customer/business partner development meetings and events around the world, including arranging meals and accommodations and procuring tickets to major global sporting and entertainment events. These meetings and events are hosted by Company executives and other employees and are a critical component of the Company’s business and marketing activities.

The audit of the Customer Events Department found shortcomings in record-keeping and processing, as well as a failure of current policies and procedures to provide sufficient guidance to avoid confusion and/or misapplication of those policies and procedures. In connection with those findings, it was determined that certain expenditures incurred on behalf of Mr. Liveris during the period 2007-2010 were not primarily business-related or should have been processed by the Customer Events Department as personal expenses and were not billed to Mr. Liveris by the Customer Events Department when incurred. The Corporate Auditing Department presented the results of the audit to Mr. Liveris who then promptly reimbursed the Company for its expenditures in the amount of $719,923. The Corporate Auditing Department also reviewed and the Company approved revised and enhanced policies and procedures for the Customer Events Department designed to address the issues identified in the audit including the failure of the Customer Events Department to timely process and request reimbursement for applicable expenditures.

The Corporate Auditing Department reviewed the audit with the Company’s Audit Committee, which consulted with independent external advisors. Following that review, the Audit Committee (which includes all of the members of the Governance Committee) approved the reimbursement and supported the implementation of the revised and enhanced policies and procedures of the Customer Events Department.

No member of the Company’s Compensation and Leadership Development Committee has served as a Dow officer or employee at any time or had during 2010 any relationship requiring disclosure as a related person transaction. None of Dow’s executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of Dow’s Board of Directors. None of Dow’s executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of the Company’s Compensation and Leadership Development Committee.

2011 DOW PROXY STATEMENT	19

CORPORATE GOVERNANCE (continued)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s Directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the U.S. Securities and Exchange Commission (“SEC”) reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its Directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during fiscal 2010.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT

The Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with Company management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as incorporated by reference from this Proxy Statement.

The charter of the Committee can be found at www.DowGovernance.com.

D. H. Reilley, Chair

J. K. Barton

J. B. Hess

P. Polman

R. G. Shaw

20	2011 DOW PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION DISCLOSURE

SECTION ONE – OVERVIEW AND EXECUTIVE SUMMARY

2010 Fiscal Year Performance

2010 was a critical year as Dow accelerated its transformation to become an earnings growth enterprise. Following the challenges of 2009, it was vitally important that our Company establish and achieve aggressive financial, strategic and operational goals. Through hard work, focus and discipline, we achieved or exceeded every goal for 2010.

Among the significant 2010 highlights:

•	Reported full-year 2010 earnings of $1.72 per share compared to prior-year earnings of $0.32 per share

•	Exceeded our Net Income goal of $1,422 million as defined in the 2010 Performance Award Program by 59%

•	Increased Net Sales by 20% over 2009

•	Successfully completed the integration of Rohm and Haas Company (“ROH”)

•	Delivered more than $1 billion of ROH growth synergies

•	Exceeded our cost synergies and cost reduction plan, realizing total savings of $2.4 billion

•	Divested more than $2.0 billion of non-strategic assets

•	Deleveraged the balance sheet by reducing net debt (gross debt minus cash) by $2.7 billion and exceeded our net debt/total capital target of 45% by achieving 42.6% by year end

•

Received the prestigious Robert W. Campbell Award, an international award bestowed by the National Safety Council which recognizes one company each year for its business excellence through environmental, health and safety management. Dow was the first chemical company ever to be so honored.

The compensation decisions made for the 2010 fiscal year reflect our Company’s strong performance relative to our expectations for the year along with other considerations described in Section Two “How Executive Pay is Established.”

Committee Actions Taken to Strengthen Governance Practices

In an era of increased attention to corporate governance and the link between pay and performance, the Company has made the following changes over the past several years. For more information on other governance practices, refer to Section Four “Executive Compensation Governance.”

•	Strengthened the link between financial goals, shareholder value creation and executive compensation by adding relative Total Shareholder Return (“TSR”) to the performance share program

•	Increased the weighting of the performance share program in our Long Term Incentive (“LTI”) mix

•	Strengthened the annual incentive program by adding Net Income, Synergy Cost Reductions and Cost Management as the corporate measures

•	Eliminated the tax gross-up benefit formerly offered related to a benefit program (KEIP – a discontinued benefit with no new entrants since 1999)

•	Reviewed and amended the Committee Charter to reflect best in class governance practices

•	The Committee, the Board and management are engaged in a more rigorous review of executive talent and succession plans for key corporate roles

•	Conducted a risk analysis of our compensation programs

•

No new Change-in-Control (“CIC”) agreements have been executed since 2007. For existing CIC agreements, severance payments are below 2.99 level and double triggers are in place in order for an executive to receive benefits.

•	Amended the Company’s Corporate Governance Guidelines to provide that it is against Company policy for executive officers to engage in speculative transactions in Company securities

2011 DOW PROXY STATEMENT	21

Executive Summary of Dow’s Compensation Programs

The following provides an overview of our compensation philosophy and programs as detailed in the following sections.

•

The compensation programs at Dow are designed primarily to support the realization of Dow’s vision of being the most profitable and respected science-driven chemical company in the world, while promoting the long-term interests of our stockholders and other stakeholders.

•	Our compensation programs are designed to attract, motivate, reward and retain the most talented executives who can drive business performance.

•

Dow believes in pay-for-performance. The program emphasizes variable, at-risk incentive award opportunities which are payable only if specified financial and personal goals are achieved and/or Dow’s stock price appreciates. These at-risk incentives represent at least 80% of the Named Executive Officers (“NEOs”) direct compensation.

•

The following elements comprise the total compensation awarded to our NEOs: base salary, performance-based annual cash incentive award (“Performance Award”), and equity based LTI awards consisting of Performance Shares, Stock Options and Deferred Stock.

•

We emphasize stock ownership. LTI awards are delivered as equity based awards to senior executives. Dow executives are required to maintain, until retirement, between four and six times their annual base salary in Dow stock. This encourages managing from an owner’s perspective and better aligns their financial interests with those of Dow stockholders.

•

We target all elements of our compensation programs to provide compensation opportunity at the median range of our peer group. Actual payouts under these programs can be above or below the median based on Company and personal performance.

•	Our executives participate in the same group benefit programs including pension and retirement plans, on substantially the same terms as other salaried employees.

•	Our executives are allowed limited perquisites which are granted to facilitate strong, focused performance on their jobs.

•	The Committee exercises discretion in determining compensation actions when necessary due to extraordinary changes in the economy, unusual events or overall Company performance.

Objectives of Dow’s Executive Compensation Program

There are four primary objectives of Dow’s executive compensation program. The following table describes each objective and how it is achieved.

Compensation Program Objective	How Objective is Achieved
Designed to support the achievement of Dow’s vision and strategy	•Incentive program metrics are tied to both annual and long term strategic objectives of the Company. •The compensation programs provide an incentive for executives to meet and exceed Company goals.
Motivate and reward executives when they deliver desired business results and shareholder value

•Compensation awards are based upon performance against Company financial and operational goals and business division goals as well as personal performance.

•Relative TSR versus a peer group and Return on Capital are equally weighted in our performance share program.

Attract and retain the most talented executives to succeed in today’s competitive marketplace

•Compensation elements and pay opportunities are targeted at the median of the peer group that we compete with for talent.

•Executives are held accountable for results and rewarded above target levels when Company and personal goals are exceeded. When goals are not met, compensation awards will be below target levels.

Create an ownership alignment with shareholders

•LTI awards are equity-based.

•Stock Ownership requirements in place for top executives and all NEOs exceed their ownership requirements.

•Approximately 65-70% of NEO pay is equity-based where the value is directly linked to share price appreciation and TSR.

22	2011 DOW PROXY STATEMENT

Elements of Dow’s Executive Compensation Program

The elements of the Company’s executive compensation program are presented below in summary format and more fully explained in the sections that follow.

Program	Description & Purpose of Element
Base Salary	Annual Base Salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within the Company.
Performance Award	The Performance Award is an annual cash incentive program to reward employees for achieving critical Company goals.
Stock Options

Stock Options are granted to provide incentive for long-term creation of stockholder value. Stock Options represented 50% of the annual LTI grant value in 2010. Beginning in 2011, Stock Options will be reduced to 40% to shift more of the LTI mix toward Performance Shares.

Performance Shares	Performance Shares are granted to motivate employees and to reward the achievement of specified financial goals over a three-year period. Performance Shares represented 25% of the annual LTI grant value in 2010. Beginning in 2011, Performance Shares will be increased to 35% of the total weighting – shifting more of the LTI mix toward performance based equity.
Deferred Stock	Deferred Stock is granted in order to help the Company retain its NEOs and other key employees. Deferred Stock represented 25% of the annual LTI grant value.
Health, Welfare and Retirement Programs

Executives participate in the same benefit programs that are offered to other salaried employees. Dow benefits are designed to provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare and provide retirement benefits.

Perquisites	Limited perquisites are provided to executives to facilitate strong performance on the job and enhance their personal security and productivity.

The mix of the three key compensation elements for the CEO and NEOs are shown below. The charts outline the size, in percentage terms, of each element of targeted compensation. The gray sections of the charts reflect the “at-risk” or performance based components of compensation (e.g. 89% of the Chairman and CEO’s compensation is at risk).

2011 DOW PROXY STATEMENT	23

Elements of Compensation: Base Salary – Detailed Information

Base salary is a fixed portion of compensation based on an individual’s skills, responsibilities, experience and sustained performance. Base salaries for executives are benchmarked against similar jobs at other companies and are targeted at the median (50th percentile) of the Survey Group after adjusting for Dow’s revenue size. Actual salaries reflect an individual’s responsibilities and more subjective factors, such as the Committee’s (and the CEO’s in the case of other NEOs) assessment of the individual NEO’s performance.

Changes in base salary for the NEOs, as well as for all Dow salaried employees, depend on compensation versus the external market for similar jobs, the individual’s current salary compared to the market, changes in job responsibilities and the employee’s contributions to Dow’s performance as determined by the Committee.

Elements of Compensation: Performance Award – Detailed Information

The Performance Award is an annual cash incentive program. Dow uses this component of compensation to reward employees for achieving critical annual Company goals. Meeting or exceeding our annual business and financial goals is important to executing our long-term business strategy and delivering long-term value to shareholders. No Performance Award is payable to NEOs or any officer of the Company unless pre-established minimum Net Income goals are achieved. The 1994 Executive Performance Plan establishes a minimum performance goal of $700 million of net income in order for NEOs to receive a payout of the Company component of the Performance Award. This requirement is part of Dow’s strategy for complying with Internal Revenue Code Section 162(m).

The 2010 Performance Award Program focused participants on critical financial and operational goals. At the beginning of 2010, the Committee and Board approved the financial and operational goals for the Company and each Business Division. The Committee also reviewed and approved the target award opportunity for each NEO which is expressed as a percentage of base pay. Individual award opportunities vary by job level and are targeted at the median of the annual bonus practices of the group of companies used for benchmarking (the “Survey Group”).

The 2010 Performance Award corporate target goals and 2010 results are shown below. The 2010 Performance result reflects Net Income (excluding certain items) as set forth in the Company’s 2010 Annual Report.

Measure Used (Weighting)	Rationale for Measure	Target Goal	2010 Performance
Net Income (75%)	Reflects operating strength, efficiency and profitability	$1,422 MM	$2,263 MM
Synergies (25%)	Reflects progress made on synergy and cost reduction goals established upon the Rohm and Haas acquisition	$650 MM	$657 MM

Actual award payouts are determined each February following completion of the plan year by measuring the performance against each award component (earned base award). For the 2010 program, the earned base award (before considering individual performance) was 175% of the target award opportunity for corporate employees. Actual awards for employees including NEOs can be adjusted up or down by 25% from the earned base award and is based on individual performance and contributions as determined by the Committee. The potential award payouts under the 2010 Performance Award Program are shown in the Grants of Plan-Based Awards table. The actual payouts to the NEOs are shown in the Summary Compensation table in the column labeled “Non-Equity Incentive Plan Compensation”.

Elements of Compensation: Long-Term Incentive Awards – Detailed Information

Each year the Company grants equity-based LTI awards to leaders and other key employees who demonstrate high performance. Dow chooses this component of compensation to motivate and reward employees for long-term stockholder value creation, retain top talent and help executives meet their Executive Stock Ownership Guidelines.

24	2011 DOW PROXY STATEMENT

As with Dow’s approach for all elements of compensation, LTI awards are targeted to be competitive with the market median of the Survey Group for comparable positions. The size of the grant received by each NEO depends upon the median market dollar value of LTI applicable for his or her job level. In February 2011, the Committee reviewed the mix of LTI awards (50% stock options, 25% performance shares and 25% deferred stock) and with the goal of moving more of the LTI awards toward performance-based vehicles determined a new mix of LTI for grants made in 2011 (40% stock options, 35% performance shares and 25% deferred stock). The following table shows the 2010 and 2011 mix of LTI awards.

LTI Vehicle	2010 Weighting	2011 Weighting	Vesting Terms & Other Conditions
Stock Options	50%	40%	The exercise price equals the closing price on the date of grant. Options vest in three equal annual installments and expire after 10 years.
Deferred Stock	25%	25%	Deferred stock grants vest after three years. During the vesting period, holders of outstanding deferred stock grants receive quarterly payments equal to the dividend paid on equivalent shares of Dow Common Stock.
Performance Shares	25%	35%

The 2010-2012 performance shares can be earned after a three-year performance period based on an equal weighting of two goals:

•Dow’s TSR versus a peer group

•Dow’s 2010-2012 return on capital (“ROC”) relative to pre-established goals

Dividend equivalents are paid only on earned shares after the three-year performance period has ended.

Under Dow’s Executive Compensation Recovery Policy, the Company may recover incentive income that was based on achievement of quantitative performance targets if an executive officer engaged in grossly negligent conduct or intentional misconduct resulting in a financial restatement or in any increase in his or her incentive income. Incentive income includes income related to the annual Performance Award and LTI awards.

2010-2012 Performance Share Program – Additional Information

The relative TSR peer group is comprised of companies selected from the S&P 500 Chemical Index and several companies from Dow’s executive peer group that are technology-based and manufacturing-based global companies. The table below shows the 18 company TSR peer group.

Air Products and Chemicals, Inc.	BASF
CF Industries Holdings, Inc.	Eastman Chemical Company
Ecolab Inc.	E.I. du Pont de Nemours & Company
FMC Corporation	International Flavors & Fragrances Inc.
Monsanto Company	PPG Industries, Inc.
Praxair, Inc.	Sigma-Aldrich Corporation
3M Company	The Procter & Gamble Company
Honeywell International Inc.	United Technologies Corporation
Johnson Controls, Inc.	Tyco International Ltd.

TSR is defined as stock price appreciation plus dividends paid. For Dow and each company in the peer group, a beginning price using a 30 trading day averaging period at the beginning of the performance period and an ending price using a 30 trading day averaging period at the end of the performance period are calculated and used to create a percentile ranking. The plan will pay out at 100% if Dow’s TSR is at the 51st percentile of the peer group. No payout will occur if Dow’s TSR is at or falls below the 25th percentile. A maximum payout of 250% will occur if Dow’s TSR is at the 100th percentile.

ROC measures how effectively a company has utilized the money invested in its operations and is calculated as Net Operating Profit after Tax (excluding certain items) divided by total average capital. To achieve a target payout, Dow’s ROC must equal or exceed pre-established ROC goals for the same period. Dow’s Performance Share ROC target is 10% across the industry cycle and ranges from 7.0% to 10.0% on current outstanding grants (target equals 8.5% for 2010-2012 program).

2011 DOW PROXY STATEMENT	25

No dividends are paid on unearned Performance Shares. Performance Shares accrue amounts equal to the dividend paid on equivalent shares of Dow Common Stock and are paid only at the time the shares are earned and delivered. All Performance Shares earned are delivered in the year following the performance period. Instead of receiving the Performance Share Award in the form of Dow Common Stock, the NEOs and other executives subject to stock ownership requirements may elect to receive a cash payment equal to the value of the stock award on the date of delivery. Participants may only make this cash election if they meet or exceed the executive stock ownership guidelines for their job level.

Long-Term Incentive Awards – Grant and Vesting Practices

LTI grants are approved by the Committee and administered by Dow’s Executive Compensation Department. The annual grant date for all employees is traditionally the Friday following the Committee’s February meeting – held on the second Wednesday of February each year. The 2010 grant date was February 12, 2010. The Company does not grant discounted options, backdate options or re-price outstanding options. Officers must continue to meet their stock ownership guidelines until retirement and since LTI awards do not have provisions for accelerated vesting at retirement, this results in NEOs holding a significant portion of their compensation value in Dow stock for at least three years after retirement.

LTI awards are granted under The Dow Chemical Company 1988 Award and Option Plan, Dow’s omnibus stockholder approved plan for equity awards to employees. Dow calculates the aggregate grant date fair value of awards in the year of grant in accordance with the same standard it applies for financial accounting purposes. Consistent with the U.S. Securities and Exchange Commission regulations, the grant date fair value of 2010 LTI award equity grants for the NEOs is presented in the Summary Compensation Table and Grants of Plan-Based Awards table. Total outstanding unexercised or unvested LTI grants are shown in the Outstanding Equity Awards table.

Elements of Compensation: Benefits – Detailed Information

The Company provides a comprehensive set of benefits to eligible employees. These include medical, dental, life, disability, accident, retiree medical and life, pension and savings plans. The NEOs are eligible to participate in the same plans as most other salaried employees. In addition, because highly compensated employees are subject to U.S. tax limitations on contributions to some retirement plans, the Company has created non-qualified retirement programs intended to provide these employees with the same benefits they would have received under the qualified plans without the tax limits. The NEOs are eligible to participate in the same non-qualified retirement plans as all other highly compensated salaried employees.

Elements of Compensation: Perquisites – Detailed Information

The Company provides the NEOs and other selected executives limited perquisites in order to enhance their security and productivity. The Committee reviews the perquisites provided to the NEOs annually as part of their overall review of executive compensation. In 2010, as part of this review, the Committee eliminated tax protection on all life insurance programs for the NEOs. The Committee has determined that all other perquisites are within an appropriate range of competitive compensation practices. The Company provides the NEOs and other selected executives the following limited perquisites:

•	Financial Planning Support (reimbursed up to the greater of 3% of annual base salary or $5,000)

•	Executive Physical Examination

•	Company Car

•	Executive Excess Umbrella Liability Insurance

•	Home Security Alarm System

In addition, the CEO is required by the Board of Directors for security and immediate availability reasons to use corporate aircraft for personal travel. Details about the NEOs perquisites, including the cost to the Company, are shown in the Summary Compensation Table under the “All Other Compensation” column and the accompanying narrative.

26	2011 DOW PROXY STATEMENT

SECTION TWO – HOW EXECUTIVE PAY IS ESTABLISHED

Responsibilities of the Committee

The Committee, which is comprised entirely of independent Directors, is responsible for overseeing the Company’s executive compensation policies and programs with the goal of maintaining compensation that is competitive within the markets in which Dow competes for talent and reflect the long-term investment interests of Company stockholders. The Committee reviews and approves the compensation design, compensation levels and benefits programs for the NEOs and other senior leaders. The Committee also monitors Company processes on executive succession and work environment/culture. You can learn more about the Committee’s purpose, responsibilities, structure and other details by reading the Committee’s charter which can be found in the Corporate Governance section of the Company’s website at www.DowGovernance.com.

Committee Resources in Setting Pay

The Committee has several resources, analytical tools and performance measures they consider in determining compensation levels.

Committee Resource	Description
Committee Consultant

The Committee has retained a compensation consultant from Mercer. The consultant, Michael Halloran, reports directly to the Committee.

He advises the Committee on trends and issues in executive compensation and the group of companies in the Survey Group. He consults on the competitiveness of the compensation structure and levels of Dow’s executive officers and provides advice and recommendations related to proposed compensation and the design of our compensation programs.

The Committee has the sole authority to retain and oversee the work of Mr. Halloran. Mr. Halloran does not provide services to Company management unless approved by the Chairman of the Committee. In 2010, no such approvals were given. Mercer has multiple safeguards and procedures in place to ensure the independence of the consultants in their executive compensation consulting practice. These safeguards include a rigidly-enforced code of conduct, a policy against investing in client organizations and separation between consulting and administrative business units from a leadership, performance measurement, and compensation perspective. In 2010, Mercer and its affiliates provided approximately $5 million in unrelated human resources consulting and insurance services to Dow. The decision to engage Mercer to provide these other services was made by management and was reported to the Committee.

Dow’s Executive Compensation Department

Dow’s Executive Compensation Department provides additional analysis and counsel as requested by the Committee related to:

• gathering the compensation data of the Survey Group

• benchmarking compensation components (base salary, Performance Award, LTI awards) against the Survey Group

• assisting the CEO and Human Resources Executive Vice President in making preliminary recommendations of base salary structure, design and target award levels for the Performance Award and design and award levels for LTI awards

• providing scenario planning/tally sheet information

The Executive Compensation Department has retained the compensation consultant services of Towers Watson. Towers Watson provides the following assistance to the Executive Compensation Department:

• Survey Group compensation information for executives and non-employee Directors

• Benchmarking of key compensation practices and trends in executive compensation

Peer Group and Survey Pay Data

Dow benchmarks its executive compensation programs, designs and compensation elements against a Survey Group of 20 companies with which Dow competes for executive talent. Market pay data for the Survey Group is gathered through

2011 DOW PROXY STATEMENT	27

compensation surveys conducted by Towers Watson. Dow targets the median of the Survey Group for all compensation elements in order to attract, motivate, develop and retain top level executive talent.

The Survey Group is periodically evaluated and updated to ensure the companies in the group remain relevant. The Survey Group, last updated in 2009, was evaluated in 2010 and was not changed. The 20 companies, which are comparable to Dow in annual revenue (median of $33 billion) and market capitalization (median of $47 billion), are listed below.

	($millions)
Company	Most Recent FYE Revenue	Market Value As of 12/31/10
3M Company	$23,123	$61,692
Alcoa Inc.	$18,439	$15,698
Archer-Daniels-Midland Company	$61,682	$19,218
The Boeing Company	$68,281	$47,873
Caterpillar Inc.	$32,396	$59,446
E. I. du Pont de Nemours & Company	$27,328	$45,535
Emerson Electric Co.	$21,039	$43,030
General Electric Company	$156,783	$194,789
Honeywell International Inc.	$30,908	$41,474
Johnson & Johnson	$61,897	$170,088
Johnson Controls, Inc.	$34,305	$25,761
Kraft Foods Inc.	$40,386	$55,143
Eli Lilly and Company	$21,836	$38,894
Monsanto Company	$10,502	$37,376
PepsiCo, Inc.	$43,232	$103,221
Pfizer Inc.	$50,009	$140,255
PPG Industries, Inc.	$12,239	$13,705
The Procter & Gamble Company	$78,938	$180,124
Tyco International Ltd.	$17,016	$20,282
United Technologies Corporation	$52,920	$72,691

75th Percentile	$55,111	$80,323
Median	$33,351	$46,704
25th Percentile	$21,637	$34,472

Dow Chemical	$44,875	$39,602

Factors and Steps in Setting Pay

Compensation for the NEOs and other executive officers is evaluated and set annually by the Committee based on the latest available Survey Group compensation data along with Company, business division and individual performance data. An individual executive’s compensation is established after considering the following factors:

•	Median (50th percentile) range compensation for similar jobs and job levels in the market

•

Company’s performance against financial measures including net income, earnings per share, EBITDA (earnings before interest, income taxes, depreciation, and amortization), ROC, TSR, economic profit, cash flow management, and cost management discipline

•	Company’s performance relative to goals approved by the Committee

•	Business climate, economic conditions and other factors

As part of an annual review, Company management and the Committee also review summary total compensation scenarios for the NEOs. All aspects of compensation are modeled under various scenarios, such as stock price sensitivity and business performance. The scenario sheets present the estimated dollar value of compensation components provided to the NEOs during the most recent fiscal year. They are used as an annual reference point to assist the Committee’s overall understanding of NEO compensation.

28	2011 DOW PROXY STATEMENT

The CEO makes recommendations to the Committee regarding compensation for senior executives after reviewing their performance. Market median compensation values of Dow’s Survey Group for similar jobs and job levels are considered for base pay adjustments. Achievement against performance award goals and the executive’s individual contribution toward Company objectives are considered in determining the annual performance award payout. Market median competitive LTI values from Dow’s Survey Group are used to determine the annual LTI grant. The CEO uses discretion when making pay recommendations to the Committee. The Committee is responsible for approving NEO compensation and has broad discretion when setting compensation types and amounts.

With respect to the CEO, the Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and makes recommendations to the Board of Directors regarding the CEO’s compensation level based on that evaluation. The Committee considers Dow’s Survey peer group median base pay, annual incentive targets and LTI values from Dow’s peer group and uses broad discretion when setting compensation types and amounts for the CEO. The Board of Directors is responsible for approving the CEO’s compensation types and amounts.

SECTION THREE – 2010 NEOs’ ACHIEVEMENTS AND PAY ACTIONS

The following contributions and achievements were taken into consideration by the Committee in making the 2010 compensation decisions.

Andrew Liveris: Mr. Liveris serves as President, Chief Executive Officer and Chairman. Mr. Liveris’ compensation for 2010 reflects his leadership in driving the successful acceleration of Dow’s transformational strategy, demonstrated by the fact that Dow exceeded every financial and operational goal established for 2010, including delivering revenue gains in every quarter (excluding divestitures) and earnings results more than triple that of the year-ago period. Mr. Liveris drove the successful integration of Rohm and Haas, the largest acquisition in Dow’s history and a key catalyst in positioning the Company for future growth. As a result of this acquisition, Dow delivered more than $1 billion in revenue from growth synergies on an annual run-rate basis in 2010, and surpassed $2 billion in cost synergies – both goals delivered ahead of schedule. In parallel, Mr. Liveris led the Company’s successful portfolio shift through the divestment of more than $2 billion in non-strategic businesses – including the sale of Styron – while also driving investment in and commercialization of the Company’s innovation and growth agenda. The Committee also considered Mr. Liveris’ efforts in implementing key initiatives throughout the Company to champion Dow’s commitment to sustainability through his visible and continuous support of Dow’s 2015 Sustainability Goals, and his pursuit of renewing Dow’s focus on high potential employee and leadership identification and development within the enterprise.

William Weideman: Mr. Weideman serves as Executive Vice President and Chief Financial Officer. He is responsible for overseeing the financial management and integrity of the internal controls for the Company and he leads Dow’s Finance function. Mr. Weideman’s compensation for 2010 reflects his contributions in exceeding every one of Dow’s financial goals. This includes enhancing the Company’s liquidity by delivering more than $4 billion in cash from operating activities (nearly double that of 2009), reducing our net debt (gross debt minus cash) by $2.7 billion, and exceeding Dow’s net debt to total capitalization target – achieving net debt / total capital of 42.6 percent at year-end. The Committee also considered Mr. Weideman’s contributions in supporting the successful divestiture of 12 non-strategic businesses / assets in 2010, which generated total proceeds of more than $2 billion. Finally, the Committee considered the fact that under Mr. Weideman’s leadership Dow maintained its investment grade rating and achieved outlook upgrades from both S&P and Moody’s.

Charles Kalil: Mr. Kalil serves as Executive Vice President, Law and Government Affairs, General Counsel and Corporate Secretary. Mr. Kalil’s compensation for 2010 reflects his oversight and contributions as counsel to the Company. Mr. Kalil was responsible for leading the Company’s litigation and corporate transactions. In particular, Mr. Kalil supported the execution of Dow’s transformational strategy with effective legal resource deployment for the Company’s new Advanced Materials business model, as well as in Dow’s rapidly expanding emerging geographies. Mr. Kalil also guided Government Affairs in enhancing Dow’s profile in Washington and supported the launch of the Company’s Advanced Manufacturing Plan. The Committee also considered Mr. Kalil’s commitment to ethics and compliance, as under his leadership the Ethics and Compliance group introduced a new Business Code of Conduct. Titled “The Diamond Standard,” this code provides a framework of the core values of our enterprise – integrity, respect for people, and protecting our planet. This framework applies to all Dow employees and our subsidiaries, and furthermore these principles are consistent with our expectations of suppliers and business partners.

2011 DOW PROXY STATEMENT	29

Heinz Haller: Mr. Haller serves as Executive Vice President and Chief Commercial Officer. Mr. Haller’s compensation for 2010 reflects his achievements in driving new business growth activities, as well as joint ventures and subsidiaries. Among the new business development achievements considered by the Committee were the groundbreaking of a world-scale lithium ion battery manufacturing facility by the Dow Kokam joint venture, the launch of Dow’s Energy Storage business, and Mr. Haller’s oversight of Dow’s joint ventures, which delivered earnings of more than $1.4 billion in 2010, matching the Company’s 2007 record performance. In addition, Mr. Haller championed the Company’s branding and marketing efforts, establishing new metrics for customer success and negotiating a premier partnership as an Official Worldwide Olympic Partner through 2020. The Committee also considered Mr. Haller’s leadership as co-chair of Dow’s Innovation and Growth team, which drove the enterprise’s growth and venture capital agenda, as well as his executive oversight of several emerging regions, including Asia Pacific, where sales exceeded $9 billion in the year for the first time in the Company’s history.

William Banholzer: Dr. Banholzer serves as Executive Vice President, Ventures, New Business Development & Licensing and is the Company’s Chief Technology Officer. Dr. Banholzer’s compensation for 2010 reflects his leadership in driving Dow’s commitment to growth. Through rigorous portfolio management and a renewed focus on innovation, the NPV of the Company’s R&D pipeline has tripled in three years to more than $30 billion. Dr. Banholzer also established the discipline of Dow’s “Growth Playbook and R&D Metrics” and has institutionalized this best practice throughout the company. As a result of this program, Dow has driven the creation, development and commercialization of several promising products including Dow PowerhouseTM Solar Shingles, Omega-9 Oils, and SmartStaxTM (a multi-event technology developed by Dow AgroSciences and Monsanto; SmartStax is a trademark of Monsanto Technology, LLC). The Committee also considered Dr. Banholzer’s commitment to talent management and significant efforts the R&D function has taken to upgrade its talent pipeline, including opening an R&D center in Shanghai, establishing Dow’s R&D footprint in Saudi Arabia and successfully recruiting top caliber Ph.D.s from premier schools.

2010 Compensation Actions

The Committee approved the following compensation and awards for the CEO after considering Dow’s Survey Group median market data and the 2010 accomplishments of the Company and the CEO. The CEO recommended and the Committee approved the following pay actions for the four other NEOs in 2010.

Name	Base Salary ($)	Performance Award ($)	Stock Awards ($)	Option Awards ($)	Total Compensation ($)
Andrew Liveris	1,700,000	5,000,000	5,063,338	5,060,006	16,823,344
William Weideman	600,000	1,215,522	1,061,578	1,060,969	3,938,069
Charles Kalil	884,133	1,791,139	1,795,234	1,791,818	6,262,324
Heinz Haller	862,189	1,383,545	1,795,234	1,791,818	5,832,786
William Banholzer	858,690	1,739,594	1,795,234	1,791,818	6,185,336

•

Base Salary: All NEOs were given salary adjustments in 2010 to adjust their relative position to the median range of the Dow’s Survey Group. After these adjustments, there were no material differences between the Survey Group median survey values and actual base salary for any of the NEOs except for Mr. Weideman who was newly appointed as CFO in 2010. Base salary amounts presented above differ from the amounts disclosed in the Summary Compensation Table because increases in base salary become effective in March. Therefore, the amounts reported in the Summary Compensation Table reflect two months at the 2009 base salary rate and ten months at the 2010 rate.

•

Performance Award: The 2010 Performance Award resulted in an earned base award equal to 175% of the target award opportunity for corporate employees. This was calculated under the terms of the plan as described in the “Elements of Dow’s Executive Compensation Program.” The Committee used discretion in adjusting the actual payout for NEOs by up to 10% as allowed by the plan and based upon individual NEO contributions described above. There were no material differences between Dow’s Survey Group median annual bonus targets and the target Performance Award for any of the NEOs.

•

Long-Term Incentive Grants (Stock and Option Awards): The Committee approved the LTI grant for each NEO based upon Dow’s Survey Group median LTI values and reflective of the mix of equity vehicles described in the “Elements of Dow’s Executive Compensation Program.” There were no material differences between the Survey Group median LTI target values and the target LTI award values for any of the NEOs.

30	2011 DOW PROXY STATEMENT

SECTION FOUR – EXECUTIVE COMPENSATION GOVERNANCE

In addition to adhering to the processes described in the preceding sections, the Committee has adopted several policies related to Executive Compensation as detailed below.

Stock Ownership Guidelines

Dow has had minimum stock ownership guidelines in place for its NEOs and other senior executives since 1998. The guidelines increase with job level and are reviewed periodically to ensure relevance. Specific stock ownership requirements vary by job level and are determined by applying a multiple between four and six to the base salary midpoint. The guideline values are converted to a fixed share amount for each job level.

The CEO is required to own stock with a value of six times base salary and the other NEOs are required to own stock with a value of four times base salary. The executives are given four years to achieve the initial ownership guideline for their job level following promotion to that level and must maintain these levels until retirement. They are given one additional year to achieve compliance with a higher level guideline upon being promoted to that level. For purposes of these guidelines, stock ownership includes Dow Common Stock beneficially owned (including stock owned by immediate family members), Deferred Stock not yet delivered, Performance Shares vested but not yet delivered, and stock held beneficially through the Company’s savings plans.

The share guidelines were reviewed by the Committee in 2010 and were determined to be appropriate relative to market practice and the current value of Dow stock. In 2010, none of the NEOs sold Dow shares in the open market, resulting in holdings significantly in excess of the guidelines and further evidence of Dow’s philosophy of encouraging the holding of shares in excess of stock ownership guidelines until retirement.

The following table shows the stock ownership guideline for each NEO and their holdings as of December 31, 2010.

Name	Ownership Guideline	Multiple of Base Salary	2010 Holdings	Shares Held In Excess of Guideline
Andrew Liveris	220,000	6x	524,340	304,340
William Weideman	70,000	4x	99,722	29,722
Charles Kalil	70,000	4x	162,720	92,720
Heinz Haller	70,000	4x	137,581	67,581
William Banholzer	70,000	4x	146,695	76,695

Change-in-Control and Severance Arrangements

The Committee adopted a market competitive change-in-control arrangement for its senior executives in 2007. Messrs. Liveris, Kalil, Haller and Dr. Banholzer each have a change-in-control agreement. The change-in-control arrangement provides, among other things, a severance payment equal to two times the executive’s base salary and target Performance Award (2.99 times for the CEO) and tax gross-up protection in the event severance benefits exceed statutory thresholds and become subject to an excise tax. An executive must be involuntarily terminated within two years of a change-in-control in order to receive benefits. The Company believes this “double-trigger” practice is in the best interest of stockholders as it does not pay any benefits to an executive unless he or she is negatively impacted by a change-in-control event that is in the best interest of Dow stockholders. No new agreements have been executed since 2007.

Executive Compensation Recovery Policy

The Company has adopted an Executive Compensation Recovery Policy for executive officers set forth in the Company’s Corporate Governance Guidelines. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets if an executive officer engaged in grossly negligent conduct or intentional misconduct resulting in a financial restatement or in any increase in his or her incentive income. Incentive income includes income related to the annual Performance Award and LTI awards. The Company will also recover any awards made to an executive during the prior three years should the executive engage in activity that competes with, or is otherwise harmful to the Company or its affiliated companies.

2011 DOW PROXY STATEMENT	31

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance based compensation meeting certain requirements. Although the Company does consider the impact of this rule when making compensation decisions, Dow policy does not require all executive compensation to be tax-deductible. In the interest of flexibility and overall benefit for the Company’s stockholders, the Committee will continue to facilitate the awarding of responsible but adequate executive compensation while taking advantage of Section 162(m) whenever feasible. Amounts paid under the compensation program, including base salary, Performance Awards and grants of Deferred Stock (Restricted Stock and Restricted Stock Units) may not qualify as performance based compensation excluded from the limitation on deductibility.

Trading Restrictions

As set forth in the Company’s Corporate Governance Guidelines, it is against Company policy for executive officers to engage in speculative transactions in Company securities. As such, it is against Company policy for executive officers to trade in puts or calls in Company securities or sell Company securities short.

Compensation Program Risk Analysis

The Committee reviewed the Company’s compensation policies and practices for our NEOs, and determined that our incentive compensation programs are not reasonably likely to have a material adverse effect on our Company. To conduct this review, the Company completed an inventory of its incentive compensation plans and policies. This evaluation covered a wide range of practices and policies including: the balanced mix between pay elements, the balanced mix between short and long term programs, caps on incentive payout, governance controls in place to establish, review and approve goals, use of multiple performance measures, discretion on individual awards, use of stock ownership guidelines, use and provisions in severance/change of control policies, use of Compensation Recovery policy and Committee oversight of compensation programs. Several of our incentive plans have features that mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, use of reported performance measures, the Committee’s discretion in incentive payment levels, a balanced mix of long-term incentive vehicles, significant stock ownership guidelines, and our Executive Compensation Recovery Policy.

32	2011 DOW PROXY STATEMENT

COMPENSATION TABLES AND NARRATIVES

Summary Compensation Table

The following table summarizes the compensation of the principal executive officer (i.e., the CEO), principal financial officer (i.e., the CFO), and the Company’s three most highly compensated officers for the fiscal year ended December 31, 2010.

SUMMARY COMPENSATION TABLE FOR 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (a)	Option Awards ($) (a) (b)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (c)	All Other Compensation ($) (d)	Total ($)
Andrew Liveris, CEO & Chairman	2010	1,691,667	0	5,683,729	5,060,006	5,000,000	3,605,210	297,145	21,337,757
	2009	1,650,000	4,485,937	6,921,090	2,363,660	0	2,612,787	246,318	18,279,792
	2008	1,641,667	0	5,500,260	5,500,006	0	2,923,971	138,681	15,704,585
William Weideman, Exec. VP & CFO	2010	575,474	0	1,191,649	1,060,969	1,215,522	1,351,143	14,894	5,409,651
	2009	390,074	530,677	772,982	148,291	0	117,455	10,825	1,970,304
Charles Kalil, Exec. VP	2010	877,116	0	2,015,197	1,791,818	1,791,139	2,240,220	46,697	8,762,187
	2009	767,014	1,381,457	2,509,040	803,218	0	1,811,274	35,489	7,307,492
Heinz Haller, Exec. VP	2010	855,346	0	2,015,197	1,791,818	1,383,545	1,199,164	151,135	7,396,205
	2009	765,146	1,562,717	2,546,398	836,680	0	1,346,540	135,665	7,193,146
	2008	739,442	0	2,415,288	2,060,160	0	0	280,538	5,495,428
William Banholzer, Exec. VP	2010	851,875	0	2,015,197	1,791,818	1,739,594	1,679,294	58,713	8,136,491
	2009	733,200	1,341,703	2,546,398	836,680	0	1,085,001	27,326	6,570,308
	2008	691,562	0	1,472,194	1,471,505	0	715,772	24,851	4,375,884

(a)	Amounts represent the aggregate grant date fair value of awards in the year of grant in accordance with the same standard applied for financial accounting purposes. A maximum payout on the Performance Share programs would result in additional value of: Liveris $3,177,113; Weideman $666,113; Kalil $1,126,463; Haller $1,126,463; Banholzer $1,126,463.

(b)	Dow’s valuation for financial accounting purposes uses the widely accepted lattice-binomial model which calculated an option value of $9.17 (grant date of February 12, 2010). The exercise price is the closing Dow stock price on the date of grant. The exercise price was $27.79 for 2010 grants.

(c)	Reflects the aggregate change in the actuarial present value of accumulated pension benefits at age 65 using the actuarial assumptions included in the Company’s audited financial statements. Negative changes in pension value are included as zero in the Summary Compensation Table. An analysis of the Change in Pension Value for 2010 is shown below.

Name	Change in Discount Interest Rate ($)	Change in Deferral Period, Benefits, and Other ($)	Total Change ($)
Andrew Liveris	1,328,571	2,269,696	3,598,267
William Weideman	266,966	1,083,292	1,350,258
Charles Kalil	513,254	1,722,343	2,235,597
Heinz Haller	244,621	954,543	1,199,164
William Banholzer	502,556	1,163,338	1,665,894

Also includes 2010 above-market non-qualified deferred compensation earnings: Liveris $6,943; Weideman $885; Kalil $4,623; and Banholzer $13,400.

(d)	All Other Compensation includes the cost of Company provided automobile, personal use of corporate aircraft by the CEO as required by Company policy for security and immediate availability purposes, Company contributions to employee savings plans, and reimbursements of costs paid for financial and tax planning support, home security, executive health examinations and personal excess liability insurance premiums. The incremental cost to the Company of personal use of Company aircraft is calculated based on the variable operating costs to the Company including fuel, landing, catering, handling, aircraft maintenance and pilot travel costs. Fixed costs, which do not change based upon usage, such as pilot salaries or depreciation of the aircraft or maintenance costs not related to personal travel, are excluded. The aggregate incremental cost of any personal benefits provided by the Customer Events Department in 2010 were fully reimbursed.

2011 DOW PROXY STATEMENT	33

The following other compensation items exceeded $10,000 in value.

– Liveris: Automobile ($19,906), personal use of Company aircraft ($134,068), Company contributions to savings plans ($66,340), financial and tax planning ($53,228), home security ($14,438)

– Weideman: Company contributions to savings plans ($10,140)

– Kalil: Automobile ($11,534), Company contributions to savings plans ($10,140), financial and tax planning ($22,000)

– Haller: Tax protection on duplicate tax liabilities due to participation in Swiss pension plan ($133,812)

– Banholzer: Automobile ($13,164), Company contributions to savings plans ($29,668), financial and tax planning ($13,694)

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. This table includes both equity and non-equity awards.

GRANTS OF PLAN-BASED AWARDS FOR 2010

Name	Grant Date	Date of Action by the Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Liveris	2/10/2010	2/10/2010	0	2,635,000	7,822,656
	2/12/2010	2/10/2010				0	91,100	227,750				3,152,060
	2/12/2010	2/10/2010							91,100			2,531,669
	2/12/2010	2/10/2010								551,800	27.79	5,060,006
William Weideman	2/10/2010	2/10/2010	0	630,000	1,870,313
	2/12/2010	2/10/2010				0	19,100	47,750				660,860
	2/12/2010	2/10/2010							19,100			530,789
	2/12/2010	2/10/2010								115,700	27.79	1,060,969
Charles Kalil	2/10/2010	2/10/2010	0	928,340	2,756,008
	2/12/2010	2/10/2010				0	32,300	80,750				1,117,580
	2/12/2010	2/10/2010							32,300			897,617
	2/12/2010	2/10/2010								195,400	27.79	1,791,818
Heinz Haller	2/10/2010	2/10/2010	0	905,298	2,687,605
	2/12/2010	2/10/2010				0	32,300	80,750				1,117,580
	2/12/2010	2/10/2010							19,100			897,617
	2/12/2010	2/10/2010								115,700	27.79	1,791,818
William Banholzer	2/10/2010	2/10/2010	0	901,625	2,676,698
	2/12/2010	2/10/2010				0	32,300	80,750				1,117,580
	2/12/2010	2/10/2010							32,300			897,617
	2/12/2010	2/10/2010								195,400	27.79	1,791,818

(a)	Performance Share awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.

(b)	Deferred Stock awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.

(c)	Stock Option awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.

34	2011 DOW PROXY STATEMENT

The value realized from LTI awards differs from the values reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table, which both report value at the time of grant. The value realized by employees when awards vest will be higher or lower than the grant date values due to the fact that 1) Stock Options will only have value when the current stock price exceeds the option exercise price, 2) Deferred Stock will increase or decrease in value from grant date and 3) Performance Shares will deliver a payout between 0% and 250% based upon performance against established metrics. For example, the following chart shows the target versus realizable value at the time of vesting for grants vesting in 2008-2010 for CEO Andrew Liveris.

LTI Vesting In:	Target Value @ Grant Date ($)	Actual Value @ Vesting Date ($)	Difference ($)
2010	9,664,762	9,161,063	(503,699)
2009	7,766,299	293,250	(7,473,049)
2008	11,488,963	8,308,003	(3,180,960)

2011 DOW PROXY STATEMENT	35

Outstanding Equity Awards

The following table lists outstanding equity grants for each NEO as of December 31, 2010. The table includes outstanding equity grants from past years as well as the current year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c) (d)
Andrew Liveris (e)	03/02/2001	31,700	—	33.94	03/02/2011	n/a	n/a	n/a	n/a
	02/15/2002	38,300	—	30.43	02/15/2012	n/a	n/a	n/a	n/a
	02/14/2003	62,500	—	27.40	02/14/2013	n/a	n/a	n/a	n/a
	02/13/2004	90,000	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	180,000	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	400,000	—	43.68	03/01/2016	50,000	1,707,000	n/a	n/a
	02/16/2007	460,000	—	43.59	02/16/2017	60,000	2,048,400	n/a	n/a
	02/15/2008	412,912	206,458	38.62	02/18/2018	71,210	2,431,109	61,597	2,102,910
	02/13/2009	303,033	606,067	9.53	02/13/2019	138,820	4,739,315	138,820	4,739,315
	10/16/2009	n/a	n/a	n/a	n/a	n/a	n/a	243,000	8,296,020
	02/12/2010	—	551,800	27.79	02/12/2020	91,100	3,110,154	91,100	3,110,154
William Weideman (e)	03/02/2001	6,000	—	33.94	03/02/2011	n/a	n/a	n/a	n/a
	02/15/2002	7,500	—	30.43	02/15/2012	n/a	n/a	n/a	n/a
	02/14/2003	12,250	—	27.40	02/14/2013	n/a	n/a	n/a	n/a
	02/13/2004	11,670	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	13,340	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	16,190	—	43.68	03/01/2016	1,970	67,256	n/a	n/a
	02/16/2007	36,400	—	43.59	02/16/2017	4,550	155,337	n/a	n/a
	02/15/2008	27,498	13,752	38.62	02/18/2018	4,750	162,165	4,109	140,273
	02/13/2009	19,011	38,024	9.53	02/13/2019	8,710	297,359	8,710	297,359
	10/16/2009	n/a	n/a	n/a	n/a	n/a	n/a	34,500	1,177,830
	02/12/2010	—	115,700	27.79	02/12/2020	19,100	652,074	19,100	652,074
Charles Kalil (e)	03/01/2000	n/a	n/a	n/a	n/a	108	3,687	n/a	n/a
	02/23/2001	n/a	n/a	n/a	n/a	55	1,878	n/a	n/a
	03/02/2001	5,000	—	33.94	03/02/2011	n/a	n/a	n/a	n/a
	02/15/2002	5,700	—	30.43	02/15/2012	n/a	n/a	n/a	n/a
	02/14/2003	10,000	—	27.40	02/14/2013	n/a	n/a	n/a	n/a
	02/13/2004	8,000	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	17,500	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	48,550	—	43.68	03/01/2016	5,900	201,426	n/a	n/a
	02/16/2007	70,000	—	43.59	02/16/2017	9,100	310,674	n/a	n/a
	11/01/2007	n/a	n/a	n/a	n/a	40,000	1,365,600	n/a	n/a
	01/02/2008	n/a	n/a	n/a	n/a	10,000	341,400	n/a	n/a
	02/15/2008	110,472	55,238	38.62	02/18/2018	19,060	650,708	16,487	562,863
	12/11/2008	n/a	n/a	n/a	n/a	5,000	170,700	n/a	n/a
	02/13/2009	102,976	205,954	9.53	02/13/2019	47,180	1,610,725	47,180	1,610,725
	10/16/2009	n/a	n/a	n/a	n/a	n/a	n/a	91,500	3,123,810
	02/12/2010	—	195,400	27.79	02/12/2020	32,300	1,102,722	32,300	1,102,722
Heinz Haller	06/01/2006	64,725	—	39.89	06/01/2016	7,861	268,375	n/a	n/a
	02/16/2007	100,000	—	43.59	02/16/2017	12,600	430,164	n/a	n/a
	02/15/2008	154,666	77,334	38.62	02/18/2018	26,690	911,197	23,087	788,185
	03/03/2008	n/a	n/a	n/a	n/a	9,324	318,321	n/a	n/a
	02/13/2009	107,266	214,534	9.53	02/13/2019	49,140	1,677,640	49,140	1,677,640
	10/16/2009	n/a	n/a	n/a	n/a	n/a	n/a	91,500	3,123,810
	02/12/2010	—	195,400	27.79	02/12/2020	32,300	1,102,722	32,300	1,102,722
	03/08/2010	n/a	n/a	n/a	n/a	5,297	180,840	n/a	n/a
William Banholzer	07/14/2005	55,000	—	47.00	07/14/2015	n/a	n/a	n/a	n/a
	07/14/2005	8,250	—	47.00	07/14/2015	n/a	n/a	n/a	n/a
	03/01/2006	80,910	—	43.68	03/01/2016	9,830	335,596	n/a	n/a
	02/16/2007	117,500	—	43.59	02/16/2017	14,700	501,858	n/a	n/a
	02/15/2008	110,472	55,238	38.62	02/18/2018	19,060	650,708	16,487	562,863
	02/13/2009	107,266	214,534	9.53	02/13/2019	49,140	1,677,640	49,140	1,677,640
	10/16/2009	n/a	n/a	n/a	n/a	n/a	n/a	91,500	3,123,810
	02/12/2010	—	195,400	27.79	02/12/2020	32,300	1,102,722	32,300	1,102,722

(a)	Stock Option award grants vest in three equal installments on the first, second and third anniversaries of the grant date shown in the table.

36	2011 DOW PROXY STATEMENT

(b)	Deferred Shares vest and are delivered three years after the grant date. Mr. Haller’s grant of 9,324 and 5,297 deferred shares on 3/3/2008 and 3/8/2010, respectively, will vest upon retirement.

(c)	Market values based on the 12/31/2010 closing stock price of $34.14 per share.

(d)	Performance Shares granted 2/15/2008, 2/13/2009 and 2/12/2010 will vest and be delivered in April of the year following the end of the performance period. Shares granted 10/16/2009 will vest and be delivered in November 2011 following the end of the performance period. Shares granted in February 2009-2010 are shown at the target level of performance. The actual number of shares to be delivered will be determined at the end of the performance period.

(e)	In addition to the equity grants described above, Messrs. Liveris, Weideman and Kalil received dividend unit grants on 3/9/1988 of 846 shares, 846 shares and 1,125 shares, respectively, which generate a quarterly payment equal to the dividend paid on equivalent shares of Dow Common Stock. These grants will expire on 3/9/2013.

Option Exercises and Stock Vested

The following table summarizes the value received from stock option exercises and stock grants vested during 2010.

OPTION EXERCISES AND STOCK VESTED FOR 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (a)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrew Liveris	n/a	n/a	113,200	3,418,588 (a)
William Weideman	n/a	n/a	7,894	239,138 (a)
Charles Kalil	n/a	n/a	13,437	409,801 (a)
Heinz Haller	n/a	n/a	12,222	381,510 (a)
William Banholzer	n/a	n/a	16,759	511,957 (b)

(a)	Deferred Stock from grant on February 18, 2005 and Performance Shares from grant on February 16, 2007.

(b)	Deferred Stock from grant on July 14, 2005 and Performance Shares from grant on February 16, 2007.

2011 DOW PROXY STATEMENT	37

Pension Benefits

The following table lists the pension program participation and actuarial present value of each NEOs defined benefit pension as of December 31, 2010.

PENSION BENEFITS AS OF 12/31/10

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)
Andrew Liveris	Dow Employees’ Pension Plan	15	931,612
	Dow Executives’ Supplemental Retirement Plan (b)	35	17,102,532
	Total		18,034,144
William Weideman	Dow Employees’ Pension Plan	35	1,215,834
	Dow Executives’ Supplemental Retirement Plan	35	2,391,691
	Total		3,607,525
Charles Kalil	Dow Employees’ Pension Plan	31	1,110,056
	Dow Executives’ Supplemental Retirement Plan	31	7,087,387
	Total		8,197,443
Heinz Haller	Swiss Pension Plan (c)	31	6,393,896
	Total		6,393,896
William Banholzer	Dow Employees’ Pension Plan	6	381,521
	Dow Executives’ Supplemental Retirement Plan (d)	28	5,195,040
	Total		5,576,561

(a)	Unless otherwise noted, all present values reflect accrued age 65 benefits. The form of payment, discount rate (5.60%) and mortality (UP94G) are based on assumptions used to determine pension plan obligations as reflected in the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(b)	Mr. Liveris was asked by the Company to permanently transfer to the United States from Australia in 1995, began participation in the Dow Employees’ Pension Plan (“DEPP”) and Executives’ Supplemental Retirement Plan (“ESRP”), and ceased contributions to the Australian Superannuation Fund (“Australian Fund”). Mr. Liveris’ retirement benefit will equal the amount payable under the DEPP formula based on his years of credited service as if he were a U.S. employee his entire Dow career. The ESRP benefit will be reduced by the value of his Australian Fund at the time of retirement. The value of Mr. Liveris’ Company contributions in the Australian Fund at 12/31/10 was 916,168 AUD.

(c)	The present value for Mr. Haller was calculated using a 3.75% discount rate, the Swiss BVG 2005 mortality and Dow internal exchange rate of 1 CHF = $1.06701 USD assumptions for the Dow Personalvorsorgestiftung Schweiz (“Swiss Pension Plan”) based on assumptions used to determine pension plan obligations as reflected in the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Mr. Haller was a participant in the Swiss Pension Plan from 1978 until his separation in 1994, and is an active participant since his rehire in 2006. Under the generally applicable terms of the Swiss Pension Plan, Mr. Haller was able to purchase back years of pension service upon his rehire in 2006.

(d)	Under the terms of his employment contract, Dr. Banholzer’s retirement benefit will equal the amount payable under the DEPP formula based on his years of credited service as if he were a U.S. Dow employee his entire career. The ESRP benefit will be reduced by the value of his previous employer benefit at the time of retirement. The age 65 value of Dr. Banholzer’s previous employer benefit is $63,217.

38	2011 DOW PROXY STATEMENT

The following table lists the U.S. pension annuity value for each participating NEO and the corresponding replacement value as a percent of total target cash compensation as of December 31, 2010. The replacement value percentages for the NEOs are comparable to most other salaried employees with similar age and years of service.

PENSION REPLACEMENT VALUE AS OF 12/31/10

Name	Pension Annuity Value ($) (a)	Replacement Value (%) (b)
Andrew Liveris	1,972,308	45%
William Weideman	397,656	32%
Charles Kalil	693,816	38%
William Banholzer	437,676	25%

(a)	Annual pension benefit if NEO retired on December 31, 2010 stated as a single-life annuity with no survivor options.

(b)	Annual pension benefit as a percentage of annual Base Salary + Target Performance Award.

Pension Benefits – Additional Information

The Dow Employees’ Pension Plan:

The Company provides the Dow Employees’ Pension Plan (“DEPP”) for its U.S. employees and for employees of some of its wholly owned U.S. subsidiaries. Upon retirement, NEOs receive an annual pension under the DEPP formula subject to statutory limitations. The benefit is paid in the form of a monthly annuity and is calculated based on the sum of the employee’s yearly basic and supplemental accruals up to a maximum of 425% for basic accruals and 120% for supplemental accruals.

•	Basic accruals equal the employee’s highest consecutive three-year average compensation (“HC3A”) multiplied by a percentage ranging from 4% to 18% dependent on the employee’s age in the years earned.

•

Supplemental accruals are for compensation in excess of a rolling 36-month average of the Social Security wage base. Supplemental accruals range from 1% to 4%, based on the age of the employee in the years earned.

The sum of the basic and supplemental accruals is divided by a conversion factor to calculate an immediate monthly benefit. If the employee terminates employment before age 65 and defers payment of the benefit, the account balance calculated under this formula will be credited with interest. Messrs. Liveris, Weideman, Kalil and Banholzer participate in DEPP.

The Executives’ Supplemental Retirement Plan:

Because the U.S. Internal Revenue Code limits the benefits otherwise provided by DEPP, the Board of Directors adopted the Executives’ Supplemental Retirement Plan (“ESRP”) to provide employees who participate in DEPP with non-qualified benefits calculated under the same formulas described above. Messrs. Liveris, Weideman, Kalil and Banholzer participate in the ESRP.

In addition, Mr. Kalil elected to have his ESRP benefit secured by enrolling in the Key Employee Insurance Program (“KEIP”) in 1997. KEIP is a life insurance program which secured benefits otherwise available under ESRP, offered to certain employees as an alternative to the ESRP. Dow has not offered KEIP to employees since 1999 and has no plans to reinstate this program for new participants.

The Swiss Pension Plan:

The Company provides Swiss employees the opportunity to participate in the Dow Personalvorsorgestiftung Schweiz (“Swiss Pension Plan”). The Swiss Pension Plan provides a benefit equal to 1.67% of the employee’s highest three years’ pensionable pay multiplied by the number of years of credited pension service.

Pensionable pay is calculated using base pay only, reduced by a Social Security coordination factor and is subject to a statutory maximum. Employees must contribute 6% of their pensionable pay. Benefits are paid as a monthly annuity with actuarial reductions taken if the employee retires after age 58 or before age 60 and does not have at least 85 age and service points. Mr. Haller is a participant in the Swiss Pension Plan.

2011 DOW PROXY STATEMENT	39

Dow Savings Plan – 401(k):

The Company provides all U.S. salaried employees the opportunity to participate in a 401(k) plan (The Dow Chemical Company Employees’ Savings Plan). In 2010, for salaried employees who contributed 2% of annual salary, Dow provided a matching contribution of 100% of the employee’s contribution. For salaried employees who contributed up to an additional 4%, Dow provided a 50% match. Messrs. Liveris, Weideman, Kalil and Banholzer participate in the 401(k) plan on the same terms as other eligible employees.

Non-Qualified Deferred Compensation

The following table provides information on compensation the NEOs have elected to defer as described in the narrative that follows.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2010

Name	Executive Contributions in Last Fiscal Year ($) (a)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (b)
Andrew Liveris	84,583	55,385	125,480	—	1,651,730
William Weideman	—	—	6,672	—	128,896
Charles Kalil	43,856	—	51,294	—	798,096
Heinz Haller	—	—	—	—	—
William Banholzer	—	19,245	101,629	—	1,970,909

(a)	Executive contributions are also reported as salary for 2010 in the Summary Compensation Table.

(b)	Includes executive contributions by Mr. Liveris of $82,500 reported as salary for 2009 and $82,083 reported as salary for 2008 in the Summary Compensation Table and executive contributions by Dr. Banholzer of $36,660 reported as salary for 2009 in the Summary Compensation Table.

Because the U.S. Internal Revenue Code limits contributions to the Dow Savings Plan, the Board of Directors adopted the Elective Deferral Plan in order to further assist employees in saving for retirement. This plan allows participants to voluntarily defer the receipt of base salary (maximum deferral of 75%) and Performance Award (maximum deferral of 100%).

Each participant enrolled in the plan receives a matching contribution using the same formula authorized for salaried participants under the 401(k) plan for employer matching contributions. The current formula provides for a matching contribution on the first 6% of base pay deferred. For purposes of calculating the match under the Elective Deferral Plan, the Company will assume each Participant is contributing the maximum allowable amount to the 401(k) plan and receiving a match thereon. The assumed match from the 401(k) plan will be offset from the matching contribution calculated under the Elective Deferral Plan. The NEOs’ balances consist primarily of voluntary deferrals (and related earnings), not contributions made by the Company.

Investment choices include a fund with an interest rate equal to the sum of the 60-month rolling average of ten-year U.S. Treasury Note yield plus the current five-year Dow Chemical credit spread, a phantom Dow stock fund tracking the market value of Dow Common Stock with market dividends paid and reinvested, as well as funds tracking the performance of several mutual funds.

The Elective Deferral Plan allows for distributions to commence on the January 31 after separation or after a specific future year that can be later or earlier than the separation date. Distributions may be paid either in a lump sum or in equal monthly, quarterly or annual installments up to 15 years based on the employee’s initial election as to the time and form of payment. If installments were elected, the unpaid balance will continue to accumulate gains and losses based on the employee’s investment selections.

Potential Payments Upon Termination or Change-in-Control

All NEOs are currently retirement eligible and entitled to benefits similar to most other salaried employees upon separation from the Company. They are also entitled to additional benefits in the case of an involuntary termination without cause or a change-in-control event. The summary below shows the impact of various types of separation events on the different compensation elements the NEOs receive.

40	2011 DOW PROXY STATEMENT

Retirement, Death, or Disability:

•	Base Salary: Paid through date of separation on the normal schedule.

•	Performance Award: Prorated for the portion of the year worked and paid on the normal schedule.

•	Benefits: Messrs. Liveris, Weideman, Kalil, and Banholzer are eligible for retiree medical and life insurance coverage similar to most other salaried U.S. employees.

•	Retirement Plans: Participants have access, in accordance with elections and plan features, to the following retirement plan benefits:

•	Elective Deferral Plan benefits as shown in the Non-Qualified Deferred Compensation Table and accompanying narrative.

•

Pension benefits as shown in the Pension Benefits Table and described in the accompanying narrative. Participants in DEPP and ESRP are paid a monthly annuity. Participants in KEIP have additional lump-sum features available.

•	Employee Savings Plan (Defined Contribution 401(k) plan).

•	Outstanding LTI Awards:

•	Stock Options: Outstanding grants are retained in full. Vesting period remains unchanged; expiration periods are shortened to the earlier of the existing expiration date or five years.

•	Deferred Stock: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting and delivery dates remain unchanged.

•	Performance Shares: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting periods and delivery dates remain unchanged.

Involuntary Termination With Cause:

Because all NEOs are currently retirement eligible, they will receive the same benefits under an Involuntary Termination with Cause as under retirement, as described above, with the exception of incentive income, which may be recovered by the Company as described in the Executive Compensation Recovery Policy.

Involuntary Termination Without Cause:

In addition to the benefits received due to retirement, as described above, NEOs will receive the following benefits if involuntarily terminated without cause.

•

A lump-sum severance payment of two weeks per year of service (up to a maximum of 18 months) under the U.S. Severance Plan, plus six months base salary under the Executive Severance Supplement. The U.S. Severance Plan covers most salaried employees in the United States.

•	Outplacement counseling and financial/tax planning with a value of $30,300.

•	Eighteen months of health and welfare benefits at employee rates.

2011 DOW PROXY STATEMENT	41

Change-in-Control:

In addition to benefits received due to retirement, as described above, the NEOs will receive the following benefits if separated due to a change-in-control event as referenced in the Compensation Discussion and Analysis. An executive must be involuntarily terminated within two years of a change-in-control in order to receive benefits (double-trigger).

•	A severance payment equal to two times the executive’s annual base salary and target Performance Award (2.99 times for the CEO).

•	An additional two years of credited service and age for purposes of calculating retirement benefits (three years for the CEO).

•	A financial, tax and outplacement allowance of $50,000.

•	Eighteen months of health and welfare benefits at employee rates.

•	Tax gross-up protection in the event severance exceeds statutory thresholds and becomes subject to an excise tax.

•	LTI awards in the form of Performance Shares and Deferred Stock will vest and be delivered as soon as possible after the change-in-control event. Stock Options will vest immediately.

The following table summarizes the value of the incremental benefits to be received due to an Involuntary Termination without cause or a change-in-control event as of December 31, 2010.

INVOLUNTARY TERMINATION OR CHANGE-IN-CONTROL VALUES

Name	Type of Benefit	Involuntary Termination Without Cause ($)	Change-in-Control ($) (a)
Andrew Liveris	Severance	3,138,462	12,961,650
	Increase in Present Value of Pension	n/a	7,133,640
	Health & Welfare Benefits	7,128	7,128
	Outplacement & Financial Planning	30,300	50,000
	Total:	3,175,890	20,152,418
William Weideman	Severance	1,098,462	1,098,462
	Increase in Present Value of Pension	n/a	971,935
	Health & Welfare Benefits	7,128	7,128
	Outplacement & Financial Planning	30,300	30,300
	Total:	1,135,890	2,107,825
Charles Kalil	Severance	1,492,825	3,624,945
	Increase in Present Value of Pension	n/a	2,492,519
	Health & Welfare Benefits	7,128	7,128
	Outplacement & Financial Planning	30,300	50,000
	Total:	1,530,253	6,174,592
Heinz Haller	Severance	1,450,799	3,534,975
	Increase in Present Value of Pension	n/a	300,058
	Health & Welfare Benefits	0	0
	Outplacement & Financial Planning	30,300	50,000
	Total:	1,481,099	3,885,033
William Banholzer	Severance	1,350,785	3,520,629
	Increase in Present Value of Pension	n/a	2,987,378
	Health & Welfare Benefits	6,948	6,948
	Outplacement & Financial Planning	30,300	50,000
	Total:	1,388,033	6,564,955

(a)	An executive must meet the double trigger requirement of being involuntarily terminated within two years of a change-in-control in order to receive benefits.

42	2011 DOW PROXY STATEMENT

Director Compensation

Dow benchmarks its non-employee Director compensation programs, designs and compensation elements against the same Survey Group used for executive compensation, as described in the Market Benchmarking section of the Compensation Discussion and Analysis. Dow targets the median of the Survey Group for all Director compensation elements. The following table lists the compensation provided to Dow’s Directors in 2010.

DIRECTOR COMPENSATION FOR 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (b)	All Other Compensation ($)	Total ($)
Arnold A. Allemang	115,000	106,200	—	—	—	—	221,200
Jacqueline K. Barton	125,000	106,200	—	—	5,106	—	236,306
James A. Bell	130,000	106,200	—	—	1,039	—	237,239
Jeff M. Fettig	130,000	106,200	—	—	—	—	236,200
Barbara H. Franklin	145,000	106,200	—	—	—	—	251,200
John B. Hess	115,000	106,200	—	—	—	—	221,200
Paul Polman	115,000	106,200	—	—	—	—	221,200
Dennis H. Reilley	125,000	106,200	—	—	—	—	231,200
James M. Ringler	130,000	106,200	—	—	2,836	—	239,036
Ruth G. Shaw	115,000	106,200	—	—	681	—	221,881
Paul G. Stern	165,000	106,200	—	—	3,881	—	275,081

(a)	The March 5, 2010 full grant date fair value of Restricted Stock granted is $30.00 per share with a total value of $106,200 for each Director (3,540 shares) represented in accordance with the same standard applied for financial accounting purposes.

(b)	Consists exclusively of above-market non-qualified deferred compensation earnings.

2010 Directors’ fees as stated below are paid only to Directors who are not employees of the Company.

Fee Category	Annual Rate
Annual Retainer	$70,000
Meeting Retainer	$45,000
Audit Committee Chairmanship	$15,000
All Other Committee Chairmanships	$10,000
Audit Committee Membership	$15,000
Presiding Director Service	$25,000

2003 Non-Employee Directors’ Stock Incentive Plan

The 2003 Non-Employee Directors’ Stock Incentive Plan provides for an annual grant of Restricted Stock and Stock Options to each non-employee Director, and allows for occasional additional individual grants of Stock Options, Restricted Stock, Deferred Stock or some combination thereof, at the discretion of the Board of Directors. There were no additional grants in 2010. In 2010, each non-employee Director received 3,540 shares of Restricted Stock, with provisions limiting transfer while serving as a Director of the Company, and, at a minimum, for two years from the date of grant.

2011 DOW PROXY STATEMENT	43

Non-employee Directors who join the Board of Directors after the annual grant of Restricted Stock and Stock Options for that year and prior to December 31 of that year are eligible to receive a one-time cash payment (“New Director Retainer”) within 30 days of the effective date of their election as a Director. The intent of this New Director Retainer is to encourage a new Director to make an initial investment in the stock of the Company. The amount of the New Director Retainer is calculated from the net present value of the cash equivalent of that year’s Restricted Stock grant and Stock Option grant, awarded under the 2003 Non-Employee Directors’ Stock Incentive Plan, with stock values based on the then current price of Company stock. It is based on months of Board service for the first year, and is therefore pro-rated for the number of months remaining in the calendar year.

Non-employee Directors have a guideline of owning common stock of the Company equal in value to at least four times the amount of the annual Board retainer fee, with a four-year time period after first election to achieve this level. Directors are also required to retain all Deferred Stock and Restricted Stock grants until retirement from the Board. The following table shows the stock ownership guideline and respective holdings of the non-employee Directors as of December 31, 2010.

DIRECTOR STOCK OWNERSHIP GUIDELINES FOR 2010

Name	Ownership Guideline	2010 Holdings		Shares Held In Excess of Guideline
Arnold A. Allemang	10,000	264,386	(a)	254,386
Jacqueline K. Barton	10,000	28,713		18,713
James A. Bell	10,000	21,579		11,579
Jeff M. Fettig	10,000	19,970		9,970
Barbara H. Franklin	10,000	28,395		18,395
John B. Hess	10,000	91,170		81,170
Paul Polman	10,000	3,540	(b)	(6,460)
Dennis H. Reilley	10,000	17,320		7,320
James M. Ringler	10,000	31,574		21,574
Ruth G. Shaw	10,000	18,186		8,186
Paul G. Stern	10,000	38,271		28,271

(a)	Includes 252,666 shares obtained prior to becoming a non-employee Director and not subject to any holding requirements.
(b)	Paul Polman was first elected to the Board of Directors on February 11, 2010.

Non-Employee Director Deferred Compensation Plan

Non-employee Directors may choose prior to the beginning of each year to have all or part of their fees credited to a deferred compensation account as participants in The Dow Chemical Company Voluntary Deferred Compensation Plan for Non-Employee Directors effective January 1, 2005.

At the election of the Director, fees are deferred into one of several hypothetical investment accounts that accrue investment returns according to the account selected. Investment choices include a fund with an interest rate equal to the sum of the 60-month rolling average of ten-year U.S. Treasury Note yield plus the current five-year Dow Chemical credit spread, a phantom Dow stock account tracking the market value of Dow Common Stock with market dividends paid and reinvested, as well as funds tracking the performance of several mutual funds. These funds are identical to funds offered as part of the Elective Deferral Plan for management level employees. Such deferred amounts will be paid in installments as elected by the Director at the time of deferral commencing in July following the Director’s termination of Board service, in the following July or in July of the calendar year following the Director’s 72nd birthday. If the Director elects to receive payment in July following his or her 72nd birthday and if he or she remains on the Board beyond his or her 72nd birthday, payments shall start in the July following termination of Board service.

Compensation of Non-Management Employee Directors

Employee Directors, who leave executive management, but remain as active employees and as Directors of the Company, are paid according to a fixed formula determined in advance by the Board of Directors pursuant to the Retirement Policy for Employee Directors (“RPED”). This fixed compensation for such Directors is designed to enhance effective Board service by

44	2011 DOW PROXY STATEMENT

providing independence from current management. As active employees, participants in the RPED are eligible for certain standard employee benefits, but are not eligible to participate in the Performance Award program, receive new LTI grants, or participate in the Employees’ Stock Purchase Plan. Employee Directors are not eligible for any non-employee Director compensation described above. There were no participants in the RPED in 2010.

In the event of a change-in-control, employee Directors participating in RPED will receive a lump sum payment in an amount equal to the net present value of the remaining benefit.

Business Travel Accident Insurance for Non-Employee Directors

Dow has a rider on its Business Travel Accident insurance policy covering each non-employee Director for $300,000, which will cover accidental death and dismemberment if the Director is traveling on Dow business.

Equity Compensation Plan Information

The table below shows the December 31, 2010 Equity Plan Information.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	(1)	(2)		(3)
	# of securities to be issued upon exercise of outstanding options, warrants, rights	Weighted-average exercise price of outstanding options, warrants, rights ($)		# of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity Compensation Plans Approved by Security Holders	80,264,352	31.90	(a)	62,042,177	(b)
Equity Compensation Plans Not Approved by Security Holders (c)	119,650	34.35		—
Total	80,384,002			62,042,177

As of December 31, 2010

(a)	Calculation does not include outstanding Performance Shares that have no exercise price.

(b)	The 1988 Award and Option Plan provides that the number of shares available for grant in any calendar year is equal to 1.5% of the total shares of common stock outstanding on the first day of the year, plus 50% of the shares available for grant but not granted under the plan in each of the previous three years, plus up to 50% of the subsequent year’s allocation. As a result of this formula, 50% of the shares first allocated but not granted in a year cease to be available for grant in the following year, and the remaining 50% cease to be available for grant after an additional two years. Shares available for grant under other stockholder-approved plans are also included.

(c)	Includes 34,650 and 85,000 outstanding stock options granted prior to 2005 under The Dow Chemical Company 1994 Non-Employee Directors’ Stock Plan (“1994 Plan”) and the 1998 Non-Employee Directors’ Stock Incentive Plan (“1998 Plan”), respectively. The 1994 Plan previously allowed the Company to grant up to 300,000 stock options, and the 1998 Plan previously allowed the Company to grant up to 600,000 stock options. Both plans limited eligibility to non-employee Directors, and both plans provided that stock options were granted pursuant to a formula and had ten-year terms. No further grants will be issued under either plan.

2011 DOW PROXY STATEMENT	45

BENEFICIAL OWNERSHIP OF COMPANY STOCK

The following table presents the beneficial ownership of Dow’s Common Stock as of February 15, 2011, except as noted, for (i) each Director of the Company, (ii) each executive officer of the Company listed in the Summary Compensation Table, (iii) all Directors and executive officers as a group, and (iv) each person beneficially owning more than 5% of the outstanding shares of Dow’s Common Stock.

Name	Current Shares Beneficially Owned (a)		Rights to Acquire Beneficial Ownership of Shares (b)	Total	Percent of Shares Beneficially Owned
A. A. Allemang	264,386.4		127,500.0	391,886.4	*
W. F. Banholzer	78,856.4		707,035.0	785,891.4	*
J. K. Barton	24,910.0		29,500.0	54,410.0	*
J. A. Bell	14,470.0		10,950.0	25,420.0	*
J. M. Fettig	19,970.0		19,650.0	39,620.0	*
B. H. Franklin	22,590.4		29,500.0	52,090.4	*
J. M. Granholm (c)	0.0		0.0	0.0	*
H. Haller	63,234.5		676,390.0	739,624.5	*
J. B. Hess	91,170.0		6,050.0	97,220.0	*
C. J. Kalil	63,290.1		493,569.0	556,859.1	*
A. N. Liveris	300,057.5		2,640,169.0	2,940,226.5	*
P. Polman	3,540.0		0.0	3,540.0	*
D. H. Reilley	17,320.0		0.0	17,320.0	*
J. M. Ringler	26,227.9		29,500.0	55,727.9	*
R. G. Shaw	15,590.0		10,950.0	26,540.0	*
P. G. Stern	32,560.0		29,500.0	62,060.0	*
W. H. Weideman	78,285.9		215,188.0	293,473.9	*

Group Total	1,116, 459.1		5,025,451.0	6,141,910.1	0.50%

All Directors and Executive Officers as a Group (28 persons)	1,953,055.2		9,912,703.0	11,865,758.2	0.99%

Certain Other Owners:
Capital World Investors	87,078,826.0	(d)	—	87,078,826.0	7.50%

(a)	In addition to shares held in sole name, this column includes all shares held by a spouse and other members of the person’s immediate family who share a household with the named person. This column also includes all shares held in trust for the benefit of the named party in The Dow Chemical Company Employees’ Savings Plan. Beneficial ownership of some or all of the shares listed may be disclaimed.

(b)	This column includes any shares that the person could acquire through 4/16/2011, by (1) exercise of an option granted by Dow; (2) Performance Shares granted by Dow to be delivered prior to 4/16/2011; or (3) payment of any balance due under a subscription in The Dow Chemical Company 2003-2013 Employees’ Stock Purchase Plan. To the extent that these shares have not been issued as of the record date, they cannot be voted at the Meeting.

(c)	Governor Granholm joined the Board of Directors in March 2011.

(d)	Based on a Schedule 13G filed by Capital World Investors on February 14, 2011 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2010. Capital World Investors has sole voting power over 58,981,000 shares and sole dispositive power over 87,078,826 shares. Capital World Investors’ address is 333 South Hope Street, Los Angeles, CA 90071.

*	Less than 0.26% of the total shares of Dow Common Stock issued and outstanding.

46	2011 DOW PROXY STATEMENT

Agenda Item 2

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

RESOLVED, that the appointment of Deloitte & Touche LLP to audit the 2011 consolidated financial statements and related internal control over financial reporting of The Dow Chemical Company and its subsidiaries, made by the Audit Committee with the concurrence of the Board of Directors, is hereby ratified.

The Company Bylaws provide that the selection of the independent registered public accounting firm must be presented for stockholder ratification or rejection at the Annual Meeting. The Audit Committee has appointed, and the Board has concurred subject to your ratification, Deloitte & Touche LLP to audit and report on the consolidated financial statements and related internal control over financial reporting of Dow and its subsidiaries for 2011. Deloitte & Touche LLP served as Dow’s independent registered public accounting firm for 2010. Deloitte & Touche LLP has offices at or near most of the locations where Dow operates in the United States and other countries.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Deloitte & Touche LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. Additional information may be found in the Audit Committee Report on page 53 and Audit Committee charter available on the Company’s corporate governance website at www.DowGovernance.com.

The Audit Committee has expressed its satisfaction with Deloitte & Touche LLP. In September 2010, Deloitte & Touche LLP advised the Audit Committee that, like all other major accounting firms, it has been named as a defendant in a number of civil lawsuits, most of which are premised on allegations that financial statements issued by clients and reported on by the firm were incorrect. Deloitte & Touche LLP has further advised the Audit Committee that based on the firm’s historical experience and understanding of the circumstances giving rise to such lawsuits, the firm does not believe that they will have a significant impact on the firm’s ability to serve as the independent registered public accounting firm for the Company. The Audit Committee has concluded that the ability of Deloitte & Touche LLP to perform services for the Company is not adversely affected by such litigation.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting and may make a statement if they wish. They will be available to answer stockholder questions at the Meeting.

Approval of this proposal to ratify the appointment of Deloitte & Touche LLP requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” or “against” are included. Abstentions and broker non-votes are not included. In the event that the selection of Deloitte & Touche LLP is not ratified by stockholders, the Audit Committee will take that into account in connection with any future decisions as to the selection of a firm to serve as the Company’s auditors, although by law the Audit Committee has final authority over the determination of whether to retain Deloitte & Touche LLP or another firm at any time.

The Board of Directors unanimously recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Dow and its subsidiaries for 2011.

2011 DOW PROXY STATEMENT	47

AGENDA ITEM 2 (continued)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For the years ended December 31, 2010 and 2009, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Audit and audit-related fees aggregated $33,160,000 and $33,748,000 for the years ended December 31, 2010 and 2009, respectively. Total fees for the independent registered public accounting firm were:

Type of Fees	2010	2009
	$ in thousands
Audit Fees (a)	25,636	26,507
Audit-Related Fees (b)	7,524	7,241
Tax Fees (c)	8,981	10,328
All Other Fees	0	0
TOTAL	$42,141	$44,076
(a)	The aggregate fees billed for the integrated audit of the Company’s annual financial statements and audit of internal control over financial reporting, the reviews of the financial statements in quarterly reports on Form 10-Q, comfort letters, consents, statutory audits and other regulatory filings.

(b)	The aggregate fees billed primarily for audits of employee benefit plans’ financial statements, due diligence procedures for acquired businesses, audits and reviews of divested businesses, and agreed-upon procedures engagements.

(c)	The aggregate fees billed for preparation of expatriate employees’ tax returns and related compliance services – $7,492,000 in 2010 and $8,236,000 in 2009; international tax compliance – $1,164,000 in 2010 and $1,277,000 in 2009; and corporate tax consulting – $325,000 in 2010 and $815,000 in 2009.

48	2011 DOW PROXY STATEMENT

Agenda Item 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation and Leadership Development Committee (the “Committee”) has structured our executive compensation program to achieve the following key objectives:

•	attract, motivate, reward, and retain the most talented executives who can drive business performance and objectives;

•

pay for performance by emphasizing variable, at-risk incentive award opportunities which are payable only if specified financial and personal goals are achieved and/or the Company’s stock price appreciates; and

•	align pay and financial interests of our executives with shareholder value creation.

We believe that our executive compensation programs are structured in the best manner possible to support our Company and our business objectives, as well as to support our long-term strategic and financial goals. During the past several years, the Company’s executive management team successfully navigated the Company through the dramatic financial downturn that occurred in 2008-2009 and delivered outstanding results in 2010.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives and provides detailed information on the compensation and strategic accomplishments of our named executive officers. The Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation

Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of The Dow Chemical Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Committee will review and carefully consider the voting results when evaluating our executive compensation program.

The Board of Directors unanimously recommends a vote FOR the approval of the Advisory Resolution on Executive Compensation.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not included.

2011 DOW PROXY STATEMENT	49

Agenda Item 4

FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Agenda Item 3, we are asking stockholders to vote on an advisory resolution on executive compensation, and pursuant to recently adopted Section 14A of the Exchange Act, we will provide this type of advisory vote at least once every three years. In this Agenda Item 4, we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every three years, every two years or every year.

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every three years (triennially). We believe that this frequency is appropriate for a number of reasons. Most significantly, our compensation programs are primarily designed to reward long-term performance. Thus, we encourage our stockholders to also evaluate our executive compensation programs over a multi-year horizon and to review our named executives’ compensation over the past three fiscal years as reported in the Summary Compensation Table on page 32.

In addition, we believe that a triennial advisory vote on executive compensation reflects the appropriate timeframe for the Compensation and Leadership Development Committee (the “Committee”) and the Board of Directors to:

•	evaluate the results of the most recent advisory vote on executive compensation;

•	discuss the implications of that vote with stockholders; and

•

develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the Committee’s actions in context.

We believe that the many avenues that have and will continue to exist for stockholder engagement differentiate the Company from the situation that exists in certain countries where an annual advisory vote on executive compensation is prevalent. We have in the past and will in the future continue to be proactively engaged with our stockholders on a number of topics and in a number of forums. In total, our 2010 outreach efforts enabled us to connect with nearly 6,000 investors during 180 events during the year. Several examples of this outreach are:

•	Our Advanced Materials Sector Day hosted in Philadelphia in May, showcased Dow Advanced Materials and Dow Corning for more than 100 investors, analysts and media.

•	Greater access and opportunities for discussion with Dow’s Executive Leadership through broader participation during earnings calls and through investor roadshows.

•	An enhanced investor relations website and Investor Insights e-newsletter that provides greater transparency and information.

•	Investor and Media Day Dow hosted in Midland. The event was attended in-person by more than 130 members of the investment community and media, and another 200 participants via webcast.

Also, as set forth in this Proxy Statement in “Corporate Governance – Communications with Directors” and www.DowGovernance.com we provide stockholders the opportunity to communicate directly with the Board on any issue, including issues of executive compensation.

Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, means for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs. In addition, because our executive compensation programs are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. The Board intends to hold executive compensation advisory votes in the future in accordance with the alternative that receives the most stockholder support. However, because this advisory vote on the frequency of future advisory votes on executive compensation is non-binding, the

50	2011 DOW PROXY STATEMENT

AGENDA ITEM 4 (continued)

Board and the Committee will review the results of the vote and, consistent with the Company’s record of stockholder engagement, take the results into account in making a determination on the frequency of future advisory votes.

The Board of Directors unanimously recommends stockholders vote for conducting Future Advisory Votes on Executive Compensation every THREE (3) YEARS.

Vote Required

Delaware corporation law does not specify a standard for approval of this advisory resolution, although as noted above the Board will take the results into account in making a determination on the frequency of future advisory votes, with abstentions and broker non-votes not counted as supporting any of the alternatives.

2011 DOW PROXY STATEMENT	51

Agenda Item 5

STOCKHOLDER PROPOSAL ON SHAREHOLDER ACTION BY WRITTEN CONSENT

A stockholder has stated that its representative intends to present the following proposal at the Annual Meeting. The Company will promptly provide the name and address of the stockholder and the number of shares owned upon request directed to the Corporate Secretary. Dow is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, your Board unanimously recommends a vote AGAINST the following proposal.

Stockholder Resolution

5 – Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk” and “Very High Concern” In Executive Pay – $18 million for our CEO Andrew Liveris. Only 51% of CEO pay was incentive based.

Our Executive Pay Committee, with two CEO members, negatively changed our 2009 Performance Award program to a discretionary program without specific financial targets. The discretionary bonus for Mr. Liveris was 250% of his base salary. Executive pay Committee Chairman James Ringler was over-committed: he served on five other boards, chaired four board committees and was a member of 11 board committees, including two audit and five executive pay committees. James Ringler and John Hess, also on our Executive Pay Committee, attracted our highest negative votes.

Our Board conducted a costly campaign against the 2010 shareholder proposal for a shareholder say on executive pay. If the proponent wanted to level the playing field with a matching campaign he would have had to spend his own money. Our Board did not have to spend any of their own money.

Our Lead Director, Paul Stern, age 71, had 18-years director tenure (independence concern) and was assigned to two of our most important board committees. Directors Jacqueline Barton and Barbara Franklin had 17-years tenure – independence concern. This was compounded by Ms. Franklin chairing our Audit committee. Ms. Barton had no other current transferable director experience.

We had no shareholder right to proxy access, cumulative voting or to an independent board chairman.

Please encourage our board to respond positively to this proposal: Shareholder Action by Written Consent – Yes on 5.

Company’s Statement and Recommendation

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board believes that adoption of this proposal regarding stockholder action by written consent is unnecessary in light of the ability of stockholders to call special meetings and that adoption of the proposal would not be in the best interests of stockholders.

Authorizing action by written consent would make it possible to accumulate a short-term voting position and use the consent procedure to take action without a meeting, without prior notice to the other stockholders or the Company, and without giving all stockholders an opportunity to participate and consider arguments for and against any action. Smaller stockholders, in particular, may be disenfranchised in a consent solicitation.

The Board of Directors believes that this concept is actually contrary to principles of stockholder democracy. As one example, the ability of stockholders to act, without prior notice, at any time, to replace the existing Board in the midst of a contest for control of the Company could seriously affect the ability of the Board to achieve the best result for all stockholders.

The Board believes that important issues should be raised at a meeting so that all stockholders have the ability to voice concerns and the issues can be fully and fairly discussed. In this regard, in 2010, the Board recommended

52	2011 DOW PROXY STATEMENT

AGENDA ITEM 5 (continued)

and stockholders adopted, an amendment to the Company’s Restated Certificate of Incorporation to allow holders of at least 25% of the outstanding stock of the Company to call a special meeting if certain ownership and disclosure requirements are met. These requirements ensure that stockholders can request consideration of a particular action and yet guard against the exertion of undue influence by stockholders in pursuit of special interests that may be inconsistent with the long-term best interests of the Company and stockholders in general. A regular or special meeting and a stockholder vote take place on a specified date that is publicly announced well in advance of the meeting, and all interested parties have an opportunity to express their views during the period prior to the meeting on any matter subject to vote and to solicit votes for or against the matter.

The Board believes that this proposal also should be evaluated in the context of the Company’s overall corporate governance. The Company has consistently implemented and followed best practices in corporate governance including: annual election of all directors (a “declassified” board), adoption of majority voting for election of directors, and elimination of super-majority provisions in its governing documents. In addition, as noted above, just last year the Company presented a proposal, adopted by stockholders, to lower the ownership threshold for the calling of special meetings to 25%.

Given the actions that the Company has taken over the last several years and continuously takes to protect stockholder value, increase stockholder rights, and ensure director accountability, the Board believes that adoption of this proposal would not add value and instead would have the detrimental effect of providing the means for short-term stockholders to act in their own self-interest by authorizing actions that the Company would not otherwise have taken if stockholders were afforded the opportunity to discuss, debate and vote on the action being considered.

For these reasons Dow believes this proposal is unnecessary and could have adverse consequences for stockholders. Accordingly, your Board unanimously recommends a vote AGAINST this proposal.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not included.

2011 DOW PROXY STATEMENT	53

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) of the Board of Directors is comprised entirely of independent Directors who meet the independence, experience and other qualification requirements of the New York Stock Exchange (“NYSE”) and the Company that are available on the Company’s corporate governance website at www.DowGovernance.com. The Committee operates pursuant to a charter that is also available at www.DowGovernance.com.

The Board has determined that all of the Committee members are financially literate and are audit committee financial experts as defined by the applicable standards.

The Committee had 13 meetings during 2010, five of which were regularly scheduled meetings that included separate executive sessions of the Committee with the lead client service partner of the independent registered public accounting firm, the internal auditor, the general counsel, management and among the Committee members themselves. Four of the meetings were conference calls related to the Company’s earnings announcements and periodic filings. Four of the meetings were special meetings called as needed to review other Committee matters. Numerous other informal meetings and communications among the Chair, various Committee members, the independent registered public accounting firm, the internal auditor and/or members of the Company’s management also occurred.

On behalf of the Board of Directors, the Committee oversees the Company’s financial reporting process and its internal control over financial reporting, areas for which management has the primary responsibility. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and for issuing its report on the Company’s internal control over financial reporting.

In this context, the Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and the quarterly unaudited financial statements, matters relating to the Company’s internal control over financial reporting and the processes that support certifications of the financial statements by the Company’s Chief Executive Officer and Chief Financial Officer.

Among other items, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the standards of the Public Company Accounting Oversight Board. The Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. In addition, the Committee has received written materials addressing Deloitte & Touche LLP’s internal quality control procedures and other matters as required by the NYSE listing standards.

Further, the Committee has pre-approved all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm to the Company and the related fees for such services, and has concluded that such services are compatible with the auditors’ independence. The Committee’s charter allows delegation of the authority to pre-approve audit, audit-related and permitted non-audit services by the independent registered public accounting firm to a subcommittee consisting of one or more Committee members, provided that such subcommittee decisions be presented to the full Committee at its next scheduled meeting.

Relying on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements and management’s assertion on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the U.S. Securities and Exchange Commission. The Committee has also selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company and its subsidiaries for 2011. The Board of Directors has concurred on that selection and has presented the matter to the stockholders of the Company for ratification.

Audit Committee

Barbara H. Franklin, Chair
James A. Bell Jeff M. Fettig
James M. Ringler
Paul G. Stern

54	2011 DOW PROXY STATEMENT

OTHER GOVERNANCE MATTERS

Future Stockholder Proposals

If you satisfy the requirements of the U.S. Securities and Exchange Commission (the “Commission”) and wish to submit a proposal to be considered for inclusion in the Company’s proxy material for the 2012 Annual Meeting, please send it to the Corporate Secretary.* Under the rules of the Commission, proposals must be received no later than the close of business on November 26, 2011.

Future Annual Meeting Business

Under the Company’s Bylaws, if you wish to raise items of proper business at an Annual Meeting you must give advance written notification to the Corporate Secretary.* For the 2012 Annual Meeting, written notice must be given between November 26, 2011, and January 25, 2012. However, if the annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting, to be timely such notice by the stockholder must be so received no earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the date on which public disclosure (as defined in the Bylaws) of the date of the annual meeting is first made by the Company. Such notices must comply with the procedural and content requirements of the Bylaws. A copy of the Bylaws may be found on the Company’s website at www.DowGovernance.com. Alternatively one will be sent without charge to any stockholder who sends a written request to the Corporate Secretary.*

Multiple Stockholders with the Same Address

In accordance with a notice sent previously to stockholders with the same surname who share a single address, only one Proxy Statement and accompanying Annual Meeting materials will be sent to an address unless contrary instructions were received from any stockholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the practice. If you are a registered stockholder, you may revoke your consent at any time by sending your name and your investor identification number to Dow’s stock transfer agent, BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15242-8015. You may also call BNY Mellon toll-free at 800-369-5606 in the United States and Canada to revoke your consent. If you hold your stock in street name, you may revoke your consent to householding at any time by contacting

Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717, or 800-542-1061. If you are a registered stockholder receiving multiple copies of these materials at the same address or if you have a number of accounts at a single brokerage firm, you may submit a request to receive a single copy of materials in the future. The Company will promptly deliver to a stockholder who received one copy of the proxy materials as the result of householding, a separate copy of the materials upon the stockholder’s written or oral request to the Corporate Secretary.*

Copies of Proxy Material and Annual Report

Dow’s Proxy Statement and Annual Report (with Form 10-K) are posted on Dow’s website at www.dow.com/financial/reports or https://materials.proxyvote.com/260543. Stockholders may receive printed copies of each of these documents without charge by contacting the Company’s Investor Relations Office at 800-422-8193 or 989-636-1463, or 2030 Dow Center, Midland, MI 48674.

Internet Delivery of Proxy Materials

Stockholders may consent to receive their Proxy Statement and other Annual Meeting materials in electronic form rather than in printed form. This results in faster delivery of the documents and significant savings to the Company by reducing printing and mailing costs. To enroll for electronic delivery, go to our Investor Relations website at www.DowInvestorRelations.com and select “Stockholder Information,” then click on the link under “Register for Online Delivery of Proxy Materials” and follow the instructions to enroll.

Corporate Governance Documents

The Company’s Code of Business Conduct, Board Committee charters and Corporate Governance Guidelines are available at www.DowGovernance.com. Stockholders may obtain a printed copy of these materials upon request by contacting the Office of the Corporate Secretary.*

Other Matters

The Board does not intend to present any business at the Meeting not described in this Proxy Statement. The enclosed proxy voting form confers upon the persons designated to vote the shares represented the discretionary authority to vote such shares in accordance with their best judgment. Such discretionary authority is with respect to all matters that may come before the Meeting in addition to the scheduled items of business, including matters incident to the conduct of the Meeting and any stockholder proposal

2011 DOW PROXY STATEMENT	55

omitted from the Proxy Statement and form of proxy. At the time that this Proxy Statement went to press, the Board of Directors was not aware of any other matter that may properly be presented for action at the Meeting, but the enclosed proxy form confers the same discretionary authority with respect to any such other matter.

Charles J. Kalil Executive Vice President, General Counsel and Corporate Secretary	Midland, Michigan March 25, 2011

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2011 ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 12, 2011 at 10:00 a.m. EDT

Midland Center for the Arts

1801 West St. Andrews, Midland, Michigan

Parking and Attendance

Complimentary self-parking is available at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Seating is limited. Tickets of admission or proof of stock ownership are necessary to attend the Meeting as explained on page 1 of this Proxy Statement. Only stockholders may attend or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms). Proxy holders are asked to present their credentials in the lobby before the Annual Meeting begins. If you are unable to attend the Meeting, please listen to the live audio webcast at the time of the Meeting or the audio replay after the event, at www.DowGovernance.com.

About Dow

Dow (NYSE: Dow) combines the power of science and technology with the “Human Element” to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2010, Dow had annual sales of $53.7 billion and employed approximately 50,000 people worldwide. The Company’s more than 5,000 products are manufactured at 188 sites in 35 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

™ Trademark of The Dow Chemical Company

Printed on recycled paper	Form No. 161-00758

THE DOW CHEMICAL COMPANY

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M32516-P05296	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    THE DOW CHEMICAL COMPANY

The Board of Directors recommends you vote FOR the following proposals: Vote on Directors

1. Election of Directors

Nominees:	For	Against	Abstain

1a. Arnold A. Allemang	☐	☐	☐

1b. Jacqueline K. Barton	☐	☐	☐

1c. James A. Bell	☐	☐	☐

1d. Jeff M. Fettig	☐	☐	☐

1e. Barbara H. Franklin	☐	☐	☐

1f. Jennifer M. Granholm	☐	☐	☐

1g. John B. Hess	☐	☐	☐

1h. Andrew N. Liveris	☐	☐	☐

1i. Paul Polman	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Yes	No

			For	Against	Abstain

	1j. Dennis H. Reilley		☐	☐	☐

	1k. James M. Ringler		☐	☐	☐

	1l. Ruth G. Shaw		☐	☐	☐

	1m. Paul G. Stern		☐	☐	☐

2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm.		☐	☐	☐

3.	Advisory Vote on Executive Compensation.		☐	☐	☐

The Board of Directors recommends you vote 3 years on the following proposal:		3 Years	2 Years	1 Year	Abstain

4.	Frequency of Future Advisory Votes on Executive Compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:			For	Against	Abstain

5.	Stockholder Proposal on Shareholder Action by Written Consent.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Annual Meeting of Stockholders The Dow Chemical Company

May 12, 2011 - 10:00 a.m. EDT

Midland Center for the Arts

1801 West St. Andrews, Midland, Michigan

Ticket is not transferable.

Laptops, cell phones, cameras and recording

devices are not permitted at the Meeting

TICKET OF ADMISSION

The Annual Meeting of Stockholders of The Dow Chemical Company will be held on Thursday, May 12, 2011, at 10:00 a.m. EDT at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Items of business are:

1.  Election of thirteen Directors named in the Proxy Statement.

2.  Ratification of the Appointment of the Independent Registered Public Accounting Firm.

3.  Advisory Vote on Executive Compensation.

4.  Frequency of Future Advisory Votes on Executive Compensation.

5.  Stockholder Proposal on Shareholder Action by Written Consent.

The Board of Directors recommends a vote FOR Agenda Items 1, 2 and 3, a vote for THREE (3) YEARS on Agenda Item 4, and a vote AGAINST Agenda Item 5.

Only stockholders who held shares of record as of the close of business on March 14, 2011, are entitled to receive notice of and to vote at the Meeting or any adjournment thereof.

Your vote is important. Whether or not you plan on attending the Meeting, please vote the shares as soon as possible on the Internet, by telephone or by mailing this form.

M32517-P05296

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

Your 2011 Annual Meeting materials are enclosed and may be found on: https://materials.proxyvote.com/260543

PROXY AND VOTING INSTRUCTION FORM

THIS FORM IS SOLICITED ON BEHALF OF THE DOW BOARD OF DIRECTORS

I/We hereby appoint Arnold A. Allemang, James A. Bell and Jeff M. Fettig, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of THE DOW CHEMICAL COMPANY that I/we may be entitled to vote at the Annual Meeting of Stockholders to be held at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan, on May 12, 2011, at 10:00 a.m. EDT and at any adjournment thereof, on the matters listed on the reverse side and upon such other business as may properly come before the Meeting.

Such proxies are directed to vote as specified on the reverse side, or if no specification is made, FOR Agenda Items 1, 2 and 3, for THREE (3) YEARS on Agenda Item 4, and AGAINST Agenda Item 5, and to vote in accordance with their discretion on such other matters as may properly come before the Meeting. To vote in accordance with the Dow Board of Directors’ recommendations, just sign and date on the reverse side–no voting boxes need to be checked.

NOTICE TO PARTICIPANTS IN EMPLOYEES’ SAVINGS PLANS

This card also constitutes voting instructions for participants in The Dow Chemical Company Employees’ Savings Plan, The Dow Chemical Company Employee Stock Ownership Plan and the PolyOne Retirement Savings Plan (the “Plans”). Your signature on the reverse side of this form will direct the respective Trustee to vote all shares of common stock credited to the account at the Meeting and at any adjournment thereof. According to its Confidential Voting Policy, Dow has instructed the Trustees and their agents not to disclose to the Dow Board or management how individuals in the Plans have voted. If no instructions are provided, the respective Trustee will vote the respective Plan shares according to the Plan provisions.

Form must be signed and dated on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side